AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

ROSS STORES, INC.

Dated as of March 31, 2004

FLEET NATIONAL BANK

AND

OTHER LENDING INSTITUTIONS WHICH MAY BECOME
PARTIES TO THIS AGREEMENT

AND

FLEET NATIONAL BANK,
as Administrative Agent

WACHOVIA BANK, N.A.,
as Syndication Agent

BANK ONE, N.A.,
BNP PARIBAS,
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Co-Documentation Agents

WITH

FLEET SECURITIES, INC., and
WACHOVIA CAPITAL MARKETS, LLC,
as Co-Arrangers

AND

FLEET SECURITIES, INC.,
as Book Runner

i

	SECTION III - CONDITIONS OF LOAN

3.1	Conditions Precedent to Effectiveness of Agreement	38
3.1.1	Loan Documents, Etc.	38
3.1.2	Legality of Transactions	38
3.1.3	Representations and Warranties	38
3.1.4	Performance, Consents, No Defaults Litigation, Etc.	38
3.1.5	Certified Copies of Charter Documents	39
3.1.6	Proof of Entity Action	39
3.1.7	Incumbency Certificate	39
3.1.8	Proceedings and Documents	39
3.1.9	Good Standing, Etc.	39
3.1.10	Fees	40
3.1.11	Legal Opinion	40
3.1.12	Due Diligence; Financial Condition	40
3.1.13	U.C.C. Search Reports; Insurance	40
3.1.14	Syndication	40
3.2	Conditions Precedent to Initial Funding Date, and all Loans
	and Letters of Credit	40

	SECTION IV - REPRESENTATIONS AND WARRANTIES

4.1	Organization and Qualification	41
4.2	Entity Authority	42
4.3	Valid Obligations	42
4.4	Consents or Approval	42
4.5	Title to Properties; Absence of Encumbrances	42
4.6	Franchises, Patents, Copyrights, Etc.	43
4.7	Financial Statements	43
4.8	Changes	43
4.9	Defaults	43
4.10	Taxes	43
4.11	Litigation	44
4.12	Subsidiaries	44
4.13	Investment Company Act	44
4.14	Compliance with ERISA	44
4.15	Environmental Matters	44
4.16	Disclosure	44
4.17	Solvency	45

4.18	Compliance with Statutes, Etc.	45
4.19	Labor Relations	45
4.20	Certain Transactions	45
4.21	Restrictions on the Borrower Affiliated Group	45

	SECTION V - AFFIRMATIVE COVENANTS

5.1	Financial Statements and other Reporting Requirements	46
5.2	Conduct of Business	47
5.3	Maintenance and Insurance	48
5.4	Taxes	48
5.5	Inspection by the Administrative Agent	49
5.6	Maintenance of Books and Records	49
5.7	Use of Proceeds	49
5.8	Pension Plans	49
5.9	Fiscal Year	49
5.10	Further Assurances	49

	SECTION VI - NEGATIVE COVENANTS

6.1	Indebtedness	50
6.2	Contingent Liabilities	50
6.3	Sale and Leaseback	51
6.4	Encumbrances	51
6.5	Merger; Consolidation; Sale or Lease of Assets;
	Acquisitions	53
6.6	Minimum Adjusted Interest Coverage Ratio	53
6.7	Maximum Adjusted Debt to Total Capitalization Ratio	54
6.8	Restricted Payments	54
6.9	Investments	54
6.10	ERISA	54
6.11	Transactions with Affiliates	54
6.12	Loans	55

	SECTION VII - DEFAULTS

7.1	Events of Default	55
7.2	Remedies	57

	SECTION VIII - CONCERNING THE ADMINISTRATIVE
	AGENT AND THE BANKS

8.1	Appointment and Authorization	58
8.2	Administrative Agent and Affiliates	58
8.3	Future Advances	58
8.4	Delinquent Bank	59
8.5	Payments	60
8.6	Action by Administrative Agent	60
8.7	Notification of Defaults and Events of Default	61
8.8	Consultation with Experts	61
8.9	Liability of Administrative Agent	61
8.10	Indemnification	62
8.11	Independent Credit Decision	62
8.12	Successor Administrative Agent	62
8.13	Other Agents	63

	SECTION IX - MISCELLANEOUS

9.1	Notices	63
9.2	Expenses	64
9.3	Indemnification	65
9.4	Set-Off	65
9.5	Term of Agreement	66
9.6	No Waivers	66
9.7	Governing Law	66
9.8	Amendments, Waivers, Etc.	66
9.9	Binding Effect of Agreement	66
9.10	Successors and Assigns	67
9.11	Counterparts	68
9.12	Partial Invalidity	68
9.13	Captions	68
9.14	Waiver of Jury Trial	68
9.15	Entire Agreement	69
9.16	Replacement of Loan Documents, Etc.	69
9.17	USA PATRIOT Act Notice	69

SCHEDULES

SCHEDULE 1 – Commitment Amounts and Commitment Percentages

SCHEDULE 2 - Carryover Letters of Credit

EXHIBITS

EXHIBIT A - Form of Notice of Borrowing or Conversion

EXHIBIT B - Indebtedness; Encumbrances

EXHIBIT C - Disclosure

EXHIBIT D - Form of Opinion of Counsel to the Borrower Affiliated Group

EXHIBIT E - Form of Report of Chief Financial Officer

EXHIBIT F - Form of Assignment and Assumption

EXHIBIT G - Form of Subsidiary Guarantee

v

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

Dated as of March 31, 2004

    THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is dated as of March 31, 2004, by and among ROSS STORES, INC., a Delaware corporation having its principal place of business and chief executive office at 8333 Central Avenue, Newark, California 94560 (the “Borrower”), Fleet National Bank (“Fleet”), a national banking association organized and existing under the laws of the United States of America and having its head office at 100 Federal Street, Boston, Massachusetts 02110, each of the other lending institutions listed on Schedule 1 hereto on the date hereof (Fleet and each such other lending institution, and the other lending institutions which may become parties hereto pursuant to Section 9.10, individually, a “Bank” and collectively, the “Banks”), and Fleet, as administrative agent for itself and each other Bank. This Agreement amends and restates the Revolving Credit Agreement dated as of August 23, 2001 among the Borrower, Fleet and the Banks defined therein.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

SECTION I

DEFINITIONS

    1.1. Definitions.

    All capitalized terms used in this Agreement or in any other Loan Document (as such terms are defined below), or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the respective meanings assigned to them below:

    Acquisition. See Section 6.5(c).

    Adjusted Debt to Total Capitalization Ratio. For any period, the ratio of (i) Consolidated Adjusted Debt as at the last day of such period to (ii) an amount equal to the sum of Consolidated Adjusted Debt plus Stockholders’ Equity as at the last day of such period.

    Adjusted Interest Coverage Ratio. For any period, the ratio of (i) EBITDAR for such period, to (ii) Consolidated Total Interest Expense plus Consolidated Rent Expense for such period.

    Adjusted LIBOR Rate. For any Interest Period, a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two Business Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in Dollars for a period substantially equal to the Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London time), on the day that is two Business Days prior to the beginning of such Interest Period, provided, further, that if both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by 4 major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is 2 Business Days preceding the first day of such Interest Period as selected by Administrative Agent. The principal London office of each of the 4 major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least 2 such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than 2 quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is 2 Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the Adjusted Libor Rate cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, the Adjusted LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

   Administrative Agent. Fleet in the capacity as Administrative Agent for the Banks under this Agreement and the other Loan Documents, including (where the context so admits) any other Person or Persons succeeding to the functions of the Administrative Agent pursuant to this Agreement and the other Loan Documents.

    Affected Bank. See Section 2.12.

    Affiliate. With reference to any Person, (i) any director or officer of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control with that Person (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust), (iii) any other Person directly or indirectly holding 10% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, (iv) any other Person 10% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person, and (v) any other Person that possesses, directly or indirectly, power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of that Person.

    Agreement. This Amended and Restated Revolving Credit Agreement, as the same may be renewed, extended, modified, supplemented or amended from time to time.

    Applicable Commitment Fee Rate. The applicable rate per annum set forth in Table 1 in Section 2.9(c) under the heading “Applicable Commitment Fee Rate,” based on the higher of (i) the Level applicable to the Borrower under the heading “Rating” or (ii) the Level applicable to the Borrower under the heading “Adjusted Interest Coverage Ratio”; provided, however, that during the six-month period following the Closing Date, the Applicable Commitment Fee Rate shall be equal to 0.150% per annum.

   Applicable LIBOR Margin. See Section 2.9(c).

   Arranger. Fleet Securities, Inc.

   Assignment and Assumption. See Section 9.10(ii).

   Bank or Banks. See Preamble.

   Borrower. See Preamble.

   Borrower Affiliated Group. Collectively, the Borrower and each of its Subsidiaries in existence from time to time.

   Business Day. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in both Boston, Massachusetts and San Francisco, California are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day on which trading takes place between banks in United States dollar deposits in the London interbank market.

   Capitalized Lease. Any lease of real property by a member of the Borrower Affiliated Group as lessee which is shown as a liability on the Consolidated balance sheet of the Borrower in accordance with GAAP.

   CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may from time to time be supplemented or amended and remain in effect.

    Change in Law. Any future applicable law or any change to any present applicable law, which, in each case, includes treaties, statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law).

   Change of Control. The occurrence of any of the following: (i) any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 35% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; (ii) the board of directors of the Borrower shall cease to consist of a majority of the individuals who constituted the board of directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the board of directors of the Borrower as of the date hereof; or (iii) any change in equity ownership of any Significant Subsidiary of the Borrower, except as may be expressly permitted by Section 6.5 hereof.

    Closing Date. March 31, 2004, or such other mutually agreed date on which all of the conditions set forth in Section 3.1 have been satisfied or waived by the Administrative Agent and the Banks.

   Co-Arranger. Wachovia Capital Markets, LLC.

   Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

   Commitment Amount. At any time and with respect to any Bank, the amount set forth adjacent to such Bank's name under the heading “Commitment Amount” in Schedule 1 at such time or, in the event that such Bank is not listed on Schedule 1, the “Commitment Amount” which such Bank shall have assumed upon becoming a Bank pursuant to Section 9.10(ii), as such Bank’s Commitment Amount may be modified pursuant hereto and as in effect from time to time (as evidenced by an updated Schedule 1 circulated by the Administrative Agent from time to time to reflect assignments permitted by Section 9.10).

   Commitment Fee. The commitment fee payable by the Borrower to the Banks pursuant to Section 2.5.

   Consolidated and Consolidating. The terms Consolidated and Consolidating shall have the respective meanings ascribed to such terms under GAAP.

   Consolidated Adjusted Debt. As at any date of determination, all Indebtedness of the Borrower on a Consolidated basis for borrowed money (including, without limitation but without duplication, (i) Indebtedness arising under Capitalized Leases, (ii) Indebtedness arising under Synthetic Leases, (iii) liabilities under Guarantees, and (iv) liabilities under standby letters of credit (but excluding liabilities under documentary letters of credit)), plus an amount equal to six times Consolidated Rent Expense for the twelve-month period ending on such date of determination.

   Consolidated Rent Expense. For any period, the aggregate rental expenses payable by the Borrower on a Consolidated basis for such period (including percentage rent) under any operating Lease classified as such under GAAP but not including any amount included in the definition of “Consolidated Total Interest Expense.”

   Consolidated Tangible Net Worth. As at any date of determination, Stockholders’ Equity less any intangible assets, with intangible assets defined as goodwill, patents, trademarks, tradenames, lease rights, capitalized pre-opening costs, franchises, organization costs and property rights.

   Consolidated Total Interest Expense. For any period, all interest and all amortization of debt discount and expense (including commitment fees, letter of credit fees, balance deficiency fees and similar expenses) on all Indebtedness of the Borrower on a Consolidated basis (including outstanding letters of credit), all as determined in accordance with GAAP, together with all interest expense of the Borrower on a Consolidated basis under Synthetic Leases.

   Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 400l of ERISA.

   Covered Taxes. See Section 2.14(a).

   Default. An event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

   Delinquent Bank. See Section 8.4.

   Dollar or $. Dollars in lawful currency of the United States of America.

   EBITDA. In relation to the Borrower on a Consolidated basis for any period, an amount equal to the net income of the Borrower on a Consolidated basis after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP for such period, but, in determining such Consolidated net income, any GAAP extraordinary gains shall be excluded from such calculation, plus the following to the extent deducted in computing such Consolidated net income for such period: (i) Consolidated Total Interest Expense for such period, (ii) Consolidated taxes on income for such period, (iii) Consolidated depreciation for such period, (iv) Consolidated amortization for such period, and (v) extraordinary non-cash losses to the extent such losses have not been and will not become cash losses in a later fiscal period.

   EBITDAR. In relation to the Borrower for any period, an amount equal to EBITDA for such period, plus Consolidated Rent Expense for such period.

   Eligible Assignee. Any of:

       (a) a commercial bank or finance company organized under the laws of the United States, or any state thereof or the District of Columbia, and having total assets in excess of $500,000,000;

       (b) a savings and loan association or savings bank organized under the laws of the United States, or any state thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP;

       (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $500,000,000, or the central bank of any country which is a member of the OECD;

provided, in each case, that such bank (i) is acting through a branch or agency located in the United States and (ii) has delivered to the Administrative Agent, on the date on which the Assignment and Acceptance to which such Eligible Assignee is a party becomes effective, the forms referred to in Section 2.14(b) hereof;

       and

       (d) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Administrative Agent, such approval not to be unreasonably withheld.

   Encumbrances. See Section 6.4.

   Environmental Claims. All claims, however asserted, alleging potential liability or responsibility for violation of any Environmental Law or for release of Hazardous Materials or injury to the environment.

   Environmental Laws. Any and all applicable foreign, federal, state and local environmental statutes, laws, regulations, ordinances, policies and or common law (whether now existing or hereafter enacted or promulgated), of all federal, state, local or other governmental authorities, agencies, commissions, boards, bureaus or departments which may now or hereafter have jurisdiction over the Borrower, any other member of the Borrower Affiliated Group or any Real Property leased by the Borrower or such other member of the Borrower Affiliated Group, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, the environment (and related impacts on human health), including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

   ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

   Event of Default. Any event described in Section 7.1.

   Excess Issuance. Any issuance of a requested Letter of Credit such that, after issuance thereof, the sum of the Stated Amount of all Letters of Credit outstanding (including the requested Letter of Credit), plus the aggregate amount of all draws under outstanding Letters of Credit that have not been reimbursed or added to the Loan Account as Revolving Credit Loans, would (i) exceed the L/C Sublimit, or (ii) when added to the amount of Revolving Credit Loans (including Swingline Loans) outstanding at such time, exceed the Total Commitment in effect at such time.

   Federal Funds Effective Rate. For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from 3 federal funds brokers of recognized standing selected by the Administrative Agent.

   Fee Letter. The letter agreement dated as of February 26, 2004 among Fleet, Fleet Securities, Inc. and the Borrower.

   Foreign Bank. See Section 2.14.

   GAAP. Generally Accepted Accounting Principles in the United States of America, consistently applied.

   Guarantees. As applied to any Person, without duplication, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on such Person’s Consolidated balance sheet, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

   Hazardous Material. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a “hazardous waste” or “hazardous material” or “hazardous substance” or “controlled industrial waste” or “pollutant” or “contaminant” under any present or future Environmental Law or amendments thereto including, without limitation, CERCLA, and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority, agency, department, commission, board or instrumentality of any foreign country, the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower or any other member of the Borrower Affiliated Group or any Real Property leased by the Borrower or any other member of the Borrower Affiliated Group; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos, asbestos containing materials (“ACM”), polychlorinated biphenyls (“PCB’s”), flammable materials or radioactive material.

   Income Taxes. Any franchise taxes, net income taxes or any other taxes imposed on the net income of any Bank or the Administrative Agent, including branch profits tax, minimum tax and other taxes imposed in lieu of net income tax.

   Indebtedness. As applied to any Person (but without duplication), (i) all obligations for borrowed money or other extensions of credit whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit or guarantees issued for the account of or on behalf of such Person (other than documentary letters of credit), and all obligations representing the deferred purchase price of property, other than accounts payable and other normal recurring accrued expenses in each case arising in the ordinary course of business, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments, (iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person, whether or not the obligations secured thereby shall have been assumed, (iv) all obligations arising under Capitalized Leases and Synthetic Leases, (v) all Guarantees, and (vi) all obligations that are immediately due and payable out of the production from property now or hereafter owned or acquired by such Person.

   Initial Financial Statement. See Section 4.7.

   Initial Funding Date. The Closing Date.

   Insolvent or Insolvency. The occurrence of one or more of the following events with respect to a Person: (i) dissolution (except as permitted by Section 6.5); (ii) termination of existence (except as permitted by Section 6.5); (iii) insolvency within the meaning of the United States Bankruptcy Code or other comparable foreign or domestic applicable statutes; (iv) such Person generally not paying its debts as they become due or its inability to pay its debts as they come due; (v) such Person having unreasonably small capital with which to engage in its business, (vi) such Person having incurred Indebtedness beyond its ability to pay such Indebtedness as it matures, (vii) such Person’s failure to have assets (both tangible and intangible) having a present fair salable value in excess of the amount required to pay the probable liability on its then existing debts (whether matured or unmatured, liquidated or unliquidated, absolute fixed or contingent), (viii) such Person’s application for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ix) such Person’s making of a general assignment for the benefit of its creditors, (x) commencement by such Person of a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (xi) the taking or commencement by any Person of any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (xii) such Person’s failure to contest in a timely or appropriate manner, or acquiescence in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect) or other comparable law, (xiii) such Person’s taking of any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing or passing any board resolution or taking of any corporate action for the purpose of effecting any of the foregoing; or (xiv) commencement of a proceeding or case against such Person, without the application or consent of such Person, in any court of competent jurisdiction, seeking (x) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of such Person’s debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of such Person’s assets, or (z) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days; or an order for relief shall be entered in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect), against such Person; or action under the laws of the jurisdiction of incorporation or organization of such Person similar to any of the foregoing shall be taken with respect to such Person and shall continue unstayed and in effect for any period of 60 days.

   Interest Period. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one, two, three or six months thereafter, subject to availability, as the Borrower may elect in the applicable Notice of Borrowing or Conversion; provided that:

(i)	any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

(iii)	any Interest Period applicable to Revolving Credit Loans that would otherwise end after the Revolving Credit Maturity Date shall end on said Revolving Credit Maturity Date; and

(iv)	notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month; and if any Interest Period would be for a shorter period, such Interest Period shall not be available hereunder.

   Investment. As applied to any Person, (i) the purchase or acquisition of any share of capital stock, partnership interest, limited liability company membership interest, evidence of indebtedness or other equity security of any other Person, (ii) any loan, advance or extension of credit to, or contribution to the capital of, any other Person, (iii) any real estate held primarily for sale or investment, (iv) any commodities futures contracts held other than in connection with bona fide hedging transactions, (v) any other investment in any other Person, and (vi) the making of any commitment or acquisition of any option to perform any of the acts specified in clauses (i) through (v) of this definition.

   Issuing Bank. Fleet National Bank and any other Bank which, at the Borrower’s request, agrees, in each such Bank’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit, and their respective successors and assigns, in each case in such Bank’s separate capacity as an issuer of Letters of Credit pursuant to Section 2.18. The designation of any Bank as an Issuing Bank after the date hereof shall be subject to the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

   L/C Sublimit. At any time, an amount equal to $200,000,000 less (i) the sum of the Stated Amount of all Letters of Credit outstanding at such time, less (ii) the aggregate amount of all unreimbursed draws under outstanding Letters of Credit at such time that have not been added to the Loan Account as Revolving Credit Loans.

   Leases or Lease. Any agreement granting a Person the right to occupy space in a structure or real estate for any period of time, and any Capitalized Lease, Synthetic Lease, or other lease of or agreement to use personal property including, but not limited to, machinery, equipment, furniture and fixtures, whether evidenced by written or oral lease, contract or other agreement no matter how characterized.

     Letters of Credit. Letters of credit in the form customarily issued by the Issuing Bank as standby Letters of Credit or documentary Letters of Credit, as the case may be, which are issued or to be issued for the account of the Borrower by the Issuing Bank, under the joint responsibilities of the Banks, upon the terms and subject to the conditions contained in this Agreement.

     LIBOR Loan. Any Revolving Credit Loan bearing interest at a rate determined with reference to the Adjusted LIBOR Rate.

     Loan. A Revolving Credit Loan or Swingline Loan made to the Borrower by any Bank pursuant to Section II of this Agreement, and “Loans” means all of such Revolving Credit Loans and Swingline Loans, collectively.

     Loan Account. The account or accounts on the books of the Administrative Agent in which will be recorded Loans and advances (including issued and outstanding Letters of Credit) made by the Banks to the Borrower pursuant to this Agreement, payments made on such Loans and other appropriate debits and credits as provided by this Agreement.

     Loan Documents. Collectively, this Agreement, the Letters of Credit (and related documentation and agreements, including any letter of credit application), the Subsidiary Guarantees and the Fee Letter, together with all agreements, certificates and other instruments delivered from time to time pursuant to or in connection with any of the foregoing, and all schedules, exhibits and annexes thereto, as any of the foregoing may from time to time be amended and in effect.

     Majority Banks. Any two or more Banks whose aggregate Commitments constitute more than 50% of the Total Commitment in effect at the relevant time of reference, or if the Commitments have been terminated, any two or more Banks whose aggregate Loans and Letters of Credit outstanding constitute more than 50% of the aggregate Loans and Letters of Credit outstanding at the relevant time of reference.

     Material Adverse Effect. Any (a) material adverse change in the business, assets or condition (financial or otherwise) of the Borrower Affiliated Group taken as a whole, or (b) material impairment of the ability of the Borrower Affiliated Group, taken as a whole, to perform their obligations under the Loan Documents or of the Administrative Agent’s or the Banks’ ability to enforce the Obligations.

     Material Indebtedness. Indebtedness of the Borrower Affiliated Group to any person or persons in excess of $25,000,000 in the aggregate.

     Notice of Borrowing or Conversion. See Section 2.4.

     Obligations. Any and all obligations of the Borrower Affiliated Group to the Administrative Agent or any Bank (i) under the Loan Documents of every kind and description (including obligations in respect of Letters of Credit, the Fee Letter and fees under each thereof), direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money, and (ii) in connection with any cash management arrangements or deposit accounts maintained by any member of the Borrower Affiliated Group with the Administrative Agent or any Bank pursuant to or in connection with any Loan Document or otherwise in connection with the Revolving Credit Loans and the loan facilities contemplated hereby.

     Participant. See Section 9.10.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PCB. See definition of Hazardous Material.

     Permitted Acquisition. Any Acquisition by the Borrower or any other member of the Borrower Affiliated Group that meets each of the following criteria: (i) the capital stock (or other equity interests) or assets acquired in such Acquisition relates to a line of business similar to the business in which the Borrower Affiliated Group is engaged on the Closing Date, (ii) the board of directors (or other comparable governing body) of the Person whose capital stock (or other equity interests) or assets are being acquired has duly approved such Acquisition, (iii) in the case of an Acquisition of the capital stock (or other equity interests) of another Person, such Person shall become a wholly-owned direct or indirect Subsidiary of the Borrower or, in the case of a merger, the Borrower or another member of the Borrower Affiliated Group shall be the surviving entity of the merger with the acquired Person, (iv) the Borrower shall notify the Administrative Agent of each such Acquisition, and (v) no Default or Event of Default shall exist, in each case both before and after giving effect to such Acquisition, as certified in a pro forma compliance certificate substantially in the form of Exhibit E hereto demonstrating compliance with the covenants contained in Sections 6.7 and 6.8 both before and after giving effect to the contemplated Acquisition and delivered by the Borrower to the Administrative Agent within 5 days prior to completion of the contemplated Acquisition.

     Permitted Encumbrances. See Section 6.4.

     Permitted Investments. All (i) Qualified Investments, and (ii) Investments in addition to Qualified Investments that do not in the aggregate at any time exceed five percent (5%) of the Borrower’s Consolidated Tangible Net Worth, determined as of the date of its most recently completed fiscal quarter.

     Person or person. An individual, a company, a corporation, an association, a partnership, a joint venture, a limited liability company or partnership, an unincorporated trade or business enterprise, a trust, an estate, or a government (national, regional or local) or an agency, instrumentality or official thereof.

     Plan. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower, any Significant Subsidiary or any member of the Controlled Group for employees of the Borrower, any Significant Subsidiary or any member of the Controlled Group or (ii) if such Plan is established or maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower, any Significant Subsidiary or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

     Prime Rate. The greater of (i) the variable per annum rate of interest so designated from time to time by Fleet as its Prime Rate, or (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

     Prime Rate Loan. Any Revolving Credit Loan bearing interest calculated by reference to the Prime Rate.

     Prohibited Transaction. A transaction prohibited by Section 4975 of the Code or Section 406 of ERISA, for which no statutory or administrative exemption applies.

     Qualified Investments. As applied to any member of the Borrower Affiliated Group,

     (a) Investments in wholly-owned Subsidiaries that have executed and delivered to the Administrative Agent a Subsidiary Guarantee;

     (b) Investments in Subsidiaries of the Borrower that have not executed and delivered a Subsidiary Guarantee in an aggregate amount outstanding not in excess of fifteen percent (15%) of the Borrower’s Consolidated Tangible Net Worth determined as of the end of the most recently completed fiscal quarter of the Borrower;

     (c) marketable direct or guaranteed obligations of the United States of America and agencies thereof;

     (d) demand deposits, certificates of deposit, bankers acceptances and time deposits of (i) United States or Canadian banks having total assets in excess of $2,000,000,000 or (ii) commercial banks organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or is a political subdivision of such country, and having total assets in excess of $2,000,000,000, provided, that such bank is acting through a branch or agency located in the country in which it is organized or another country which is a member of the OECD;

     (e) (i) securities commonly known as “commercial paper” denominated in U.S. Dollars which at the time of purchase have been rated and the ratings for which are not less than “P1” if rated by Moody’s, and not less than A1 if rated by Standard & Poors, and (ii) securities commonly known as “short-term bank notes” issued by any bank denominated in U.S. Dollars which at the time of purchase have been rated and the ranges for which are not less than “P2” if rated by Moody’s, and not less than “A2” if rated by Standard & Poors;

     (f) taxable or tax exempt securities which at the time of purchase have been rated and the ratings for which are not less than A3 if rated by Moody’s, and not less than A- if rated by Standard & Poors; and

     (g) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions effected in the ordinary course of business.

     Rate Period. The period beginning on the third Business Day following delivery to the Administrative Agent of the annual or quarterly financial statements required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) and ending on the second Business Day after the day on which the next such quarterly (or annual, as applicable) financial statements are delivered to the Administrative Agent.

     Rating. The general corporate rating assigned to the Borrower by a nationally recognized rating agency acceptable to the Administrative Agent.

     Real Property or Real Properties. Collectively, those parcels of land together with the improvements now or hereafter located thereon which are owned or leased by any member of the Borrower Affiliated Group.

     Reportable Event. With respect to any Plan, a reportable event as described in Section 4043(c) of ERISA for which notice to the PBGC has not been waived.

     Reserve Percentage. For any Interest Period, the rate (expressed as a decimal) applicable to the Administrative Agent during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Administrative Agent with respect to “Eurocurrency liabilities” as that term is defined under such regulations.

     Restricted Payment. (i) Any cash or property dividend, distribution or payment, direct or indirect, by the Borrower or any of its Subsidiaries in respect of its capital stock or other equity interests to any Person who now holds, or who in the future holds, an equity interest in the Borrower or any of its Subsidiaries, whether evidenced by a security or not, other than dividends payable solely in shares of any class of capital stock (or other equity) to holders of that class, and (ii) any payment on account of the purchase, repurchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or its Subsidiaries, or any other payment or distribution made in respect thereof, either directly or indirectly.

     Revolving Credit Commitment. In relation to any Bank, without duplication, (i) the maximum amount of Revolving Credit Loans that such Bank shall be committed to make to the Borrower, (ii) the maximum amount of Swingline Loans that such Bank shall be committed to make to, or to participate in, in favor of, the Borrower, and (iii) the maximum amount of Letters of Credit which such Bank shall be committed to issue to, or to participate in, in favor of, the Borrower, in each case upon the terms and subject to the conditions contained in this Agreement, as set forth on Schedule 1, as such Schedule 1 may be updated by the Administrative Agent from time to time to reflect any changes in the Revolving Credit Commitments as a result of assignments permitted by Section 9.10.

     Revolving Credit Commitment Percentage. With respect to each Bank having a Revolving Credit Commitment, the percentage set forth on Schedule 1 as such Bank’s percentage of the aggregate Revolving Credit Commitments of all the Banks. Schedule 1 shall be updated by the Administrative Agent from time to time to reflect any changes in the Revolving Credit Commitment Percentages.

     Revolving Credit Loans. Collectively, the loans in the maximum aggregate principal amount of up to the Total Commitment made or to be made to the Borrower by the Banks pursuant to this Agreement (including Section 2.1(a) hereof) and subject to the limitations contained herein.

     Revolving Credit Maturity Date. March 30, 2009, or such earlier date on which the Loans become due and payable pursuant to Section 7.2 hereof.

     Significant Subsidiaries. Each “significant” (as defined under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended) domestic and foreign Subsidiary of the Borrower.

     Stated Amount. With respect to each Letter of Credit outstanding at any time, the maximum amount then available to be drawn thereunder (without regard to whether any conditions to drawing could then be met).

     Stockholders’ Equity. The amount reported as “stockholders’ equity” on the Borrower’s Consolidated balance sheet and determined in accordance with GAAP.

     Subsidiary. With respect to any Person, a corporation, partnership, limited liability company, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by such Person or a Subsidiary of such Person; or any other such organization the management of which is directly or indirectly controlled by such Person or a Subsidiary of such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which a Person has a 50% or more ownership interest.

     Subsidiary Guarantees. The Guarantees to be made from time to time by each Significant Subsidiary of the Borrower in favor of the Agent, each substantially in the form of Exhibit G hereto.

     Swingline Commitment. The obligation of the Swingline Lender to make Swingline Loans to the Borrower in a maximum principal amount not exceeding at any time the amount set forth opposite the Swingline Lender’s name on Schedule 1 hereto. On the Closing Date, the Swingline Commitment shall be $60,000,000.

     Swingline Lender. Fleet, in its capacity as swingline lender hereunder, or any successor Administrative Agent.

     Swingline Loans. Collectively, the loans in the maximum aggregate principal amount of the Swingline Commitment made or to be made by the Swingline Lender to the Borrower pursuant to Section 2.1(b) of this Agreement and subject to the limitations contained herein.

     Swingline Termination Date. The Revolving Credit Maturity Date.

     Synthetic Lease. Any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money Indebtedness for tax purposes but is classified as an operating lease under GAAP and including the leases for the distribution facilities located in Fort Hill, South Carolina, and Perris, California regardless of how such leases may from time to time be classified under GAAP.

     Total Commitment. As of any date, the sum of the then-current Commitments of the Banks. As of the date of this Agreement, the Total Commitment (including the Swingline Commitment) shall not exceed $600,000,000.

     UCP 500. See Section 2.18(a).

     Uniform Commercial Code. The Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

     United States Bankruptcy Code. 11 U.S.C. §§101-1330.

     Utilization. For any day, the aggregate principal amount of all Revolving Credit Loans outstanding (including Swingline Loans but excluding outstanding Letters of Credit) on such day.

     Utilization Fee. The utilization fee payable by the Borrower to the Administrative Agent for the account of the Banks pursuant to Section 2.10.

     1.2. Terms of General Application. For all purposes of this Agreement and the other Loan Documents, except as otherwise expressly provided herein or therein or unless the context otherwise requires:

     (i) references to any Person defined in this Agreement refer to such Person and its successor in title and permitted assigns or, for natural persons, such Person’s successors, heirs, executors, administrators and other legal representatives;

     (ii) references to any agreement, instrument or document defined in this Agreement refer to such document as originally executed, or if subsequently varied, extended, renewed, modified, amended, restated or supplemented from time to time, as so varied, extended, renewed, modified, amended, restated or supplemented and in effect at the relevant time of reference thereto;

     (iii) words importing the singular only shall include the plural and vice versa, and the words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars, $, U.S. Dollars or United States Dollars, shall be to Dollars;

     (iv) accounting terms not otherwise defined in this Agreement or any of the other Loan Documents have the meanings assigned to them in accordance with GAAP, on a basis consistent with the financial statements referred to in Section 4.7 of this Agreement;

     (v) all financial statements and other financial information provided by the Borrower and each other member of the Borrower Affiliated Group, to the Administrative Agent or any Bank shall be provided with reference to Dollars;

     (vi) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Borrower Affiliated Group and the Administrative Agent and are the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Banks merely on account of the Administrative Agent’s or any Bank’s involvement in the preparation of such documents; and

     (vii) all references to a time of day shall mean the time then prevailing in Boston, Massachusetts, unless otherwise indicated.

SECTION II

DESCRIPTION OF CREDIT

     2. The Credit Facilities.

     2.1. The Loans.

     (a) Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower may borrow (and may repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date, such amounts as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Revolving Credit Commitment; provided, however, that the maximum aggregate principal amount of all Revolving Credit Loans outstanding (after giving effect to the amounts requested), plus the aggregate principal amount of all Swingline Loans outstanding, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit, shall not at any time exceed the Total Commitment in effect at such time; and provided, further, that at the time the Borrower requests a Revolving Credit Loan and after giving effect to the making thereof, no Default or Event of Default has occurred and is continuing.

     The Revolving Credit Loans (but not the Swingline Loans) shall be made pro rata among the Banks in accordance with the Revolving Credit Commitment Percentage of each Bank having a Revolving Credit Commitment. If the aggregate principal amount of Revolving Credit Loans outstanding at any time, plus the aggregate principal amount of all Swingline Loans outstanding, plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate amount of any unreimbursed draws under outstanding Letters of Credit shall at any time exceed the Total Commitment then in effect, the Borrower shall immediately pay to the Administrative Agent for the respective accounts of the Banks the amount of such excess. Any such payment shall be applied first to repay any outstanding Swingline Loans, and any remainder shall be applied to outstanding Revolving Credit Loans. Failure to make such payment on demand shall be an Event of Default hereunder.

     (b) Swingline Loans.

          (i) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) at any time, shall not exceed the lesser of:

     (x) the Total Commitment in effect at such time less the sum of (A) all outstanding Revolving Credit Loans at such time, (B) the aggregate Stated Amount of Letters of Credit outstanding at such time, and (C) the aggregate amount of all unreimbursed draws under outstanding Letters of Credit at such time, and

     (y) the Swingline Commitment at such time;

and provided further that after the Swingline Lender has received written notice from any Bank that a Default or Event of Default has occurred and stating that no new Swingline Loans are to be made during the continuance of such Default or Event of Default, the Swingline Lender shall not make any Swingline Loans until such Default or Event of Default has been cured or waived in accordance with the provisions of this Agreement. Swingline Loans hereunder may be used in anticipation of borrowing Revolving Credit Loans and for other short-term requirements, may be requested for a period of up to 10 days, and shall be repaid and may be reborrowed in accordance with the terms hereof. Each Swingline Loan must be for an amount equal to at least $500,000. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan to the Borrower by 4:00 p.m. on the Business Day of the requested borrowing, so long as the Swingline Loan has been requested by the Borrower no later than 3:00 p.m. on such Business Day.

          (ii) Repayment. The Borrower hereby absolutely and unconditionally promises to repay the outstanding principal amount of each Swingline Loan on the earliest to occur of: (x) the tenth day after the date on which such Swingline Loan was made, (y) the Swingline Termination Date or (z) demand by the Swingline Lender pursuant to Section 2.1(b)(iii) hereof.

          (iii) Refunding and Conversion of Swingline Loans to Revolving Credit Loans.

               (A) Unless the Borrower has otherwise elected the conversion of a Swingline Loan into a LIBOR Loan in accordance with Section 2.4, and so long as the conditions of Section 3.2 (other than Section 3.2(a)) have been met, on the maturity of each Swingline Loan (which shall be no longer than ten (10) days after the making of such Swingline Loan), the Borrower shall be deemed to have requested on such date a Revolving Credit Loan comprised solely of Prime Rate Loans in the principal amount of such Swingline Loan. Such refundings of the Swingline Loan through the funding of such Revolving Credit Loans shall be made by the Banks in accordance with their respective Revolving Credit Commitment Percentages applicable to Revolving Credit Loans and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Administrative Agent.

               (B) If an Event of Default has occurred and is continuing, Swingline Loans shall be refunded by the Banks on demand by the Swingline Lender, in which case the Borrower shall be deemed to have requested on such date of demand a Revolving Credit Loan comprised solely of Prime Rate Loans in the principal amount of such Swingline Loan. Such refundings of the Swingline Loan through the funding of such Revolving Credit Loans shall be made by the Banks in accordance with their respective Revolving Credit Commitment Percentages applicable to Revolving Credit Loans and shall thereafter be reflected as Revolving Credit Loans of the Banks on the books and records of the Administrative Agent (including the Loan Account). Each Bank shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon such demand by the Swingline Lender but in no event later than 2:00 p.m. on the next succeeding Business Day after such demand is made. No Bank’s obligation to fund its respective Revolving Credit Commitment Percentage of the repayment of a Swingline Loan shall be affected by any other Bank’s failure to fund its Revolving Credit Commitment Percentage of such repayment, nor shall any Bank’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Bank to fund its Revolving Credit Commitment Percentage. To the extent any Bank does not fund its respective Revolving Credit Commitment Percentage of any Revolving Credit Loan deemed to be made to the Borrower pursuant to this Section, such Bank shall be deemed a Delinquent Bank and the Borrower shall repay such amounts to the Swingline Lender in accordance with the provisions of Section 8.3(c) as if such Loan were a Revolving Credit Loan for which a Bank did not advance its share to the Administrative Agent.

               (C) The Borrower hereby authorizes the Administrative Agent to charge any account maintained with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of any Swingline Loans (x) to the extent amounts received from the Banks are not sufficient to repay in full the outstanding Swingline Loans required to be refunded pursuant to Section 2.1(b)(iii)(B), and (y) to satisfy the Borrower’s obligations pursuant to clause (D) below. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be shared among all the Banks in proportion to their respective Revolving Credit Commitment Percentages for Revolving Credit Loans.

               (D) If at any time the Borrower receives notice from the Swingline Lender that the aggregate principal amount of all Revolving Credit Loans outstanding, plus the aggregate principal amount of all Swingline Loans outstanding (including the Swingline Loan for which demand for payment is then made by the Swingline Lender pursuant to this subsection), plus the aggregate Stated Amount of Letters of Credit outstanding at such time, plus the aggregate of all unreimbursed draws under outstanding Letters of Credit, equals or exceeds the Total Commitment at such time, the Borrower shall repay the amount of such excess upon demand by the Swingline Lender, which payment shall be applied first to the Swingline Loans and thereafter to the other Obligations.

               (E) Each Bank acknowledges and agrees that its obligation to refund Swingline Loans with Revolving Credit Loans in accordance with the terms of this Section 2.1(b) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, in any event, non-satisfaction of the conditions set forth in Section 2.1(a) or Article III. Further, each Bank having a Revolving Credit Commitment agrees and acknowledges that if, prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.1(b), one of the events described in Section 7.1(f) shall have occurred, each Bank will, on the date the applicable Revolving Credit Loan would have been made pursuant to Section 2.1(b)(iii) hereof, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage (applicable to Revolving Credit Loans) of the aggregate amount of such Swingline Loan. Each Bank will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swingline Lender has received from any Bank such Bank’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded).

               (F) Each Bank’s Revolving Credit Commitment Percentage applicable to any Swingline Loan shall be identical to its Revolving Credit Commitment Percentage applicable to Revolving Credit Loans.

     2.2 Records.

     (a) Banks’ Records. Each Bank will note (manually or electronically) on its records with respect to each Loan made by it (i) the date and amount of such Loan, (ii) whether such Loan is a Revolving Credit Loan or a Swingline Loan, (iii) the interest rate and Interest Period, if any, applicable to such Loan, and (iv) each payment and prepayment of the principal thereof.

     (b) Administrative Agent’s Records. The Administrative Agent shall keep records regarding the Loans, the Letters of Credit and this Agreement in accordance with its customary procedures for agented credits.

     (c) Prima Facie Evidence. The entries made in the records maintained pursuant to subsections (a) and (b) above shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amount of the obligations of the Banks and Borrower recorded therein; provided, however, that the failure of the Administrative Agent or any Bank, as the case may be, to make any notation on its records shall not affect the Borrower’s obligations in respect of the Loans, the Letters of Credit or this Agreement.

     2.3. Conversion. Provided that no Event of Default shall have occurred and be continuing, and subject to and in accordance with the provisions of Section 2.4(a), the Borrower may convert all or any part (in integral multiples of $500,000) of any outstanding Loan into a Loan of the other type provided for in this Agreement on any Business Day (which, in the case of a conversion of a LIBOR Loan, shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Administrative Agent and the Banks prior notice of each such conversion in accordance with Section 2.4. All such conversions shall be made pro rata in accordance with each Bank’s Revolving Credit Commitment Percentage applicable to the type of Loan being converted.

     2.4. Notice and Manner of Borrowing or Conversion of Loans.

     (a) Whenever the Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan into a Loan of the other type provided for in this Agreement, the Borrower shall notify the Administrative Agent (which notice shall be irrevocable) by telecopy or telephone (i) received no later than 1:00 p.m. on the date that is one (1) Business Day before the day on which the requested Loan is to be made or continued as or converted to a Prime Rate Loan, (ii) received no later than 3:00 p.m. on the day on which a Swingline Loan is to be made, and (iii) received no later than 1:00 p.m. on the date that is three (3) Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan, provided that no more than ten (10) LIBOR Loans may be outstanding at any one time. Such notice by the Borrower shall specify (i) the effective date and amount of each Loan to be obtained, continued or converted (or portion thereof to be continued or converted, as the case may be), subject to the limitations set forth in Section 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.8). Each LIBOR Loan must be for an amount equal to at least $500,000 and in additional increments of $500,000. Each such notification by telephone pursuant to Section 2.3 or this Section 2.4(a) (a “Notice of Borrowing or Conversion”) shall be immediately followed by a written confirmation thereof by the Borrower in substantially the form of Exhibit A hereto, provided that if such written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall be prima facie evidence thereof.

     (b) Subject to the terms and conditions hereof, (i) each Bank shall make available to the Administrative Agent, in immediately available funds, no later than 1:00 p.m., on the date upon which any Prime Rate Loan or LIBOR Loan is to be made, such Bank’s Revolving Credit Commitment Percentage of the requested Loan, and (ii) the Swingline Lender shall make available to the Administrative Agent, in immediately available funds, no later than 4:00 p.m., on the date upon which any Swingline Loan is to be made, the amount of such Swingline Loan to be made on such date. The Administrative Agent shall, in turn, make each Loan on the effective date specified therefor by crediting the amount of such Loan to the Borrower’s demand deposit account with the Administrative Agent or to such other account directed by the Borrower in the Notice of Borrowing or Conversion. In no event shall the Administrative Agent (in its capacity as Administrative Agent) have any obligation to make any funding or shall any Bank be obligated to fund more than its Revolving Credit Commitment Percentage of the requested Prime Rate Loan or LIBOR Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Banks as provided in Section 2.1(b) hereof.

     2.5. Commitment Fee. The Borrower shall pay to the Administrative Agent, for the accounts of the Banks in accordance with their respective Revolving Credit Commitment Percentages, from the Closing Date through the Revolving Credit Maturity Date, a commitment fee (the “Commitment Fee”) computed at the rate per annum equal to the Applicable Commitment Fee Rate on the average daily amount of the unborrowed portion of the Revolving Credit Commitments during each quarter or portion thereof. Commitment Fees shall be payable quarterly in arrears, on the last day of March, June, September and December of each year, and on the Revolving Credit Maturity Date. The Administrative Agent shall, at least three (3) Business Days prior to the last day of each such quarter, provide to the Borrower an estimated invoice reflecting the estimated amount of the Commitment Fees due for such quarter, which such estimate shall be updated by the Administrative Agent on the last day of such quarter. For purposes of calculating the Commitment Fee, outstanding Letters of Credit shall be included in determining the utilization of the Revolving Credit Commitments, but Swingline Loans shall constitute utilization of the Revolving Credit Commitments only as between the Swingline Lender and the Borrower.

     2.6. Fee Letter. The Borrower shall pay to the Administrative Agent fees in the amounts and at the times outlined in the Fee Letter.

     2.7. Reduction of Revolving Credit Commitment. The Borrower may from time to time by written notice delivered to the Administrative Agent at least five (5) Business Days prior to the date of the requested reduction, reduce by a minimum amount of $5,000,000, and in additional increments of $1,000,000, any unborrowed portion of the Revolving Credit Commitment. No reduction of the Revolving Credit Commitment shall be subject to reinstatement.

     2.8. Duration of Interest Periods.

     (a) Subject to the provisions of the definition of “Interest Period,” the duration of each Interest Period applicable to a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Borrower shall have the option to elect a subsequent Interest Period to be applicable to such Loan by giving notice of such election to the Bank received no later than 10:00 a.m. time on the date that is three (3) Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a LIBOR Loan.

     (b) If the Administrative Agent does not receive a notice of election of duration of an Interest Period for a LIBOR Loan pursuant to subsection (a) above within the applicable time limits specified therein, or if, when such notice must be given, an Event of Default exists, the Borrower shall be deemed to have elected to convert such Loan in whole into a Prime Rate Loan on the last day of the then current Interest Period with respect thereto.

     (c) Notwithstanding the foregoing, the Borrower may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Revolving Credit Maturity Date.

     2.9. Interest Rates and Payments of Interest.

     (a) (i) Each Revolving Credit Loan which is a Prime Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Prime Rate, which rate shall change contemporaneously with any change in the Prime Rate. Such interest on Revolving Credit Loans shall be payable, and the Borrower hereby absolutely and unconditionally promises to pay such interest, quarterly in arrears on the last day of March, June, September and December of each year, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise). (ii) Each Swingline Loan shall bear interest at a fixed rate quoted to the Borrower by the Swingline Lender in its discretion, provided that such quoted rate shall not exceed the Prime Rate in effect on the day of quotation. Interest on Swingline Loans shall be payable, and the Borrower hereby absolutely and unconditionally promises to pay such interest, when such Swingline Loan is due and payable, or when such Swingline Loan is actually paid, if earlier.

     (b) Each Revolving Credit Loan which is a LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable LIBOR Margin. Such interest shall be payable, and the Borrower hereby absolutely and unconditionally promises to pay such interest, for such Interest Period (i) on the last day of such Interest Period and, if such Interest Period is six (6) months, at the end of the third month after the first day of such Interest Period and (ii) when such LIBOR Loan is due (whether at maturity, by reason of acceleration or otherwise).

     (c) For purposes of this Section 2.9 (but subject to increase pursuant to Section 2.10 with respect to the Applicable LIBOR Margin), the “Applicable LIBOR Margin” and the “Applicable Commitment Fee Rate” shall be equal to (A) from the Closing Date through the six-month period following the Closing Date, the Applicable LIBOR Margin and the Applicable Commitment Fee Rate set forth in Level III below, and (B) thereafter, the percentage determined for each Rate Period by reference to Table 1 below based on the higher (by Level number) of the following two Levels: (i) the Level applicable to the Borrower under the heading “Rating” or (ii) the Level applicable to the Borrower under the heading “Adjusted Interest Coverage Ratio”:

Table 1

			Applicable	Applicable
			LIBOR	Commitment Fee
Level	Rating	Adjusted Interest Coverage Ratio	Margin*	Rate
I)	<BBB-	less than 2.5 to 1	1.125%	0.175%
II)	BBB-	greater than or equal to 2.50 to 1 but
		less than 3.0 to 1	0.875%	0.150%
III)	BBB	greater than or equal to 3.0 to 1 but
		less than 4.0 to 1	0.750%	0.150%
IV)	BBB+	greater than or equal to 4.0 to 1 but
		less than 5.0 to 1	0.625%	0.125%
V)	greater than
	or equal to A-	greater than or equal to 5.0 to 1	0.500%	0.125%

*Subject to the Utilization Fee set forth in Section 2.10.

For purposes of determining the Applicable LIBOR Margin and the Applicable Commitment Fee Rate, the Adjusted Interest Coverage Ratio will be tested quarterly on a rolling four-quarter basis, based on the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), respectively. For purposes of determining the interest rate for any Rate Period hereunder, any interest rate change shall be effective three (3) Business Days after the date on which the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), respectively, are delivered to the Administrative Agent, together with a notice to the Administrative Agent (which shall be verified by the Administrative Agent) specifying any change in the Applicable LIBOR Margin, and if the Borrower has failed to deliver the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), respectively, the Applicable LIBOR Margin that would be in effect at the time the statements were due shall automatically be increased by .25% until such compliance certificate is delivered.

     (d) The Administrative Agent shall, at least three (3) Business Days prior to the date upon which any interest is to become due hereunder, provide to the Borrower an estimated invoice reflecting the estimated amount of the interest due, which estimate shall be updated by the Administrative Agent on the due date thereof.

     2.10. Utilization Fee. For each day on which Utilization exceeds 50% of the Total Commitment as in effect on such day, there shall be a utilization fee payable (the “Utilization Fee”) to the Administrative Agent for the ratable account of the Banks, on the aggregate amount of all Revolving Credit Loans (including Swingline Loans) outstanding on such day. The Utilization Fee shall be computed for each such day at the rate of 0.125% per annum and shall be payable quarterly in arrears on the last day of March, June, September and December of each year and on the Revolving Credit Maturity Date. The Administrative Agent shall, at least three (3) Business Days prior to the last day of each quarter, provide to the Borrower an estimated invoice reflecting the estimated amount of the Utilization Fee due for such quarter, which estimate shall be updated by the Administrative Agent on the last day of such quarter.

     2.11. Protective Provisions.

     2.11.1. Inability to Determine Adjusted LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Administrative Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Adjusted LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during such Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Notice of Borrowing or Conversion with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Prime Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan, and (c) the obligations of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent or the Majority Banks, as applicable, determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

     2.11.2. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBOR Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon the commitment of such Bank to make LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall forthwith be suspended and such Bank’s LIBOR Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Prime Rate Loans on the last day of each Interest Period applicable to such LIBOR Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 2.11.2, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder. Before giving any notice to the Borrower and the other Banks under this Section, the affected Bank shall designate a different lending office with respect to its LIBOR Loans if such designation would avoid the need for giving such notice and would not, in the judgment of such Bank, be illegal or otherwise disadvantageous to the Bank.

     2.11.3. Additional Costs, etc. After the Closing Date, if any Change in Law shall:

     (a) subject any Bank or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Bank’s Revolving Credit Commitment or Loans (other than Covered Taxes and Income Taxes); or

     (b) materially change the basis of taxation (except for changes in Income Taxes of such Bank or the Administrative Agent) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Administrative Agent under this Agreement or any of the other Loan Documents; or

     (c) without duplication of any amount required to be paid pursuant to Section 2.12, impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank; or

     (d) impose on any Bank or the Administrative Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Bank’s Revolving Credit Commitment, or any class of Loans or commitments of which any of the Loans or such Bank’s Revolving Credit Commitment forms a part; and the result of any of the foregoing is:

         (i) to increase the cost to any Bank of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Loans or such Bank’s Revolving Credit Commitment; or

         (ii) to reduce the amount of principal, interest, or other amount payable to such Bank or the Administrative Agent hereunder on account of such Bank’s Revolving Credit Commitment or any of the LIBOR Loans; or

         (iii) to require such Bank or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in relation to LIBOR Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Administrative Agent from the Borrower hereunder, then, in each such case and to the extent that the amount of such additional cost, reduction, payment, foregone interest or other sum is not reflected in the Adjusted LIBOR Rate, the Borrower will, upon demand made by such Bank (with a copy to the Administrative Agent) or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (without duplication for recovery of such amounts under any other provision hereof), provided, that the Borrower shall not be liable to any Bank or the Administrative Agent for costs incurred more than ninety (90) days prior to the receipt by the Borrower of such demand for payment from such Bank or (as the case may be) the Administrative Agent unless such costs were incurred prior to such 90-day period solely as a result of such change in present or future applicable law being retroactive to a date which occurred prior to such 90-day period.

     2.12. Capital Requirements. If after the date hereof the Administrative Agent or any Bank determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Administrative Agent or any Bank or its parent bank holding company with any guideline, request or directive of any such authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Administrative Agent’s or such Bank’s or such holding company’s capital as a consequence of the Administrative Agent’s or such Bank’s commitment to make Loans hereunder and other commitments of the type hereunder to a level below that which the Administrative Agent or such Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Administrative Agent’s or such Bank’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by the Administrative Agent or such Bank to be material, then the Administrative Agent shall promptly notify the Borrower thereof. The Borrower agrees to pay to the Administrative Agent or such Bank the amount of such reduction of capital as and when such reduction is determined, upon presentation by the Administrative Agent or such Bank of a written statement in the amount and setting forth in reasonable detail the Administrative Agent’s or such Bank’s calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Administrative Agent or such Bank may use any reasonable averaging and attribution methods.

     Upon the receipt by the Borrower from any Bank (an “Affected Bank”) of a claim for compensation under Section 2.11, this Section 2.12 or Section 2.14, which claim shall be delivered to the Borrower promptly after the Affected Bank has determined that it is entitled to compensation, the Borrower may: (i) request one or more of the other Banks to acquire and assume all or part of such Affected Bank’s Loans and Revolving Credit Commitment; or (ii) designate a replacement bank or financial institution satisfactory to the Administrative Agent in its reasonable discretion. If one or more of the other Banks in its sole discretion agrees to acquire all or part of such Affected Bank’s Loans and Revolving Credit Commitment or if such a satisfactory replacement bank or financial institution is designated, the Affected Bank shall promptly assign all or such part of its Loans and Revolving Credit Commitment.

     2.13. Payments and Prepayments of the Loans.

     (a) The Borrower hereby absolutely and unconditionally promises to pay the entire principal amount of the Loans, and the entire principal amount of the Loans shall be absolutely due and payable by the Borrower to the Banks, on the Revolving Credit Maturity Date. All of the other Indebtedness evidenced by the Loan Documents shall, if not sooner paid, also be absolutely due and payable by the Borrower to the Banks on the Revolving Credit Maturity Date.

     (b) The Borrower authorizes the Administrative Agent to charge to any deposit account which the Borrower may maintain with the Administrative Agent the principal, interest, fees, charges, and expenses provided for in this Agreement or any other document executed and delivered in connection herewith, or to advance to the Borrower and to charge to it as a Revolving Credit Loan a sum sufficient to pay such principal, interest, fees, charges, expenses or additional amounts, with advice thereafter sent to the Borrower’s chief financial officer in accordance with the Administrative Agent’s customary practice.

     (c) Revolving Credit Loans that are Prime Rate Loans (other than Swingline Loans) may be voluntarily prepaid at any time, without premium or penalty, with same day written notice to the Administrative Agent and each Bank, provided such notice is received by 1:00 p.m. Swingline Loans may be prepaid at any time with same day written notice to the Swingline Lender, provided such notice is received by 3:00 p.m. Subject to the provisions of Section 2.16, Revolving Credit Loans that are LIBOR Loans may be voluntarily prepaid at any time, without premium or penalty, upon three (3) Business Days’ prior written notice to the Administrative Agent, provided such notice is received by 1:00 p.m. Any interest accrued on the amounts so prepaid to the date of such payment must be paid at the time of any such payment. No prepayment of the Revolving Credit Loans prior to the Revolving Credit Maturity Date shall affect the Total Commitment or impair the Borrower’s right to borrow as set forth in Section 2.l. Partial prepayments of the Revolving Credit Loans shall be in an amount equal to $500,000 or an integral multiple thereof. In the case of any partial payment of the Revolving Credit Loans, the total amount of such partial payment shall be allocable among the Revolving Credit Loans pro rata in accordance with the Revolving Credit Commitment Percentage of each Bank having a Revolving Credit Commitment.

     2.14. Method of Payment; Withholding Tax Exemption.

     (a) All payments and prepayments of principal and all payments of interest and other amounts due in respect of Loans that are not Swingline Loans shall be made by the Borrower to the Administrative Agent, for the respective accounts of the Banks or (as the case may be) the Administrative Agent, at 100 Federal Street, Boston, Massachusetts 02110, in immediately available funds, on or before 1:00 p.m. on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes (other than Income Taxes) (all such taxes (other than Income Taxes) imposed by withholding or deduction, “Covered Taxes”) or other payments unless required by law, and without set-off, recoupment or counterclaim. If Covered Taxes are required to be withheld or deducted by law, the Borrower shall pay additional amounts so that after the required withholding or deduction the Banks and the Administrative Agent receive the amount they would have received had no such deduction or withholding been required; provided, however, that the Borrower shall not be required to pay any additional amounts with respect to (i) Income Taxes, or (ii) amounts owing to a Bank that (x) is not incorporated under the laws of the United Sates of America or a state thereof, and (y) has not delivered to the Administrative Agent the forms required by Section 2.14(b) below (other than pursuant to the proviso at the end of such Section 2.14(b)).

     (b) At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof (herein, a “Foreign Bank”) agrees that it will deliver to each of the Borrower and the Administrative Agent (or, in the case of a Participant or an Assignee, to the Bank from which the Revolving Credit Commitment was transferred) two duly completed and executed copies of either U.S. Internal Revenue Service Form W-8BEN (relating to an exemption under an applicable treaty) or Form W-8ECI (or any subsequent versions thereof or successors thereof), certifying in either case that such Foreign Bank is entitled to receive payments under this Agreement and the other Loan Documents without deduction or withholding of any United States federal income taxes. Each Foreign Bank which so delivers a Form W-8BEN (relating to an exemption under an applicable treaty) or Form W-8ECI further undertakes to deliver to each of the Borrower and the Administrative Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such Foreign Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes; provided, however, that such requirement will not apply to a Foreign Bank if any Change in Law has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Bank from duly completing and delivering any such form with respect to it and such Foreign Bank advises the Borrower and the Administrative Agent in writing that it is no longer capable of receiving payments without any deduction or withholding of United States federal income taxes.

     (c) If the Borrower is obligated to pay additional amounts pursuant to Section 2.14(a), then the relevant Bank shall timely file the appropriate forms to reduce the amount of required withholding or deduction to the lowest applicable rate to which such Bank is entitled.

     (d) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form described in (i) Section 2.14(b) above (other than pursuant to the proviso thereto) or (ii) the proviso to Section 2.14(c) above, such Bank shall not be entitled to any additional payments under Section 2.11 or this Section 2.14 with respect to Covered Taxes imposed by reason of such failure; provided, however, that in the event of a failure described in the proviso to Section 2.14(c), such Bank shall be entitled to such an additional payment to the extent of the amount of Covered Taxes to which such Bank would be subject even if it delivered the appropriate form required by the proviso to Section 2.14(c); and provided, further, however, that should a Bank become subject to Covered Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Bank reasonably shall request to assist the Bank to recover such Covered Taxes.

     (e) If a Bank or the Administrative Agent receives a refund or credit in respect of any Covered Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.11 or this Section 2.14, it shall, reasonably promptly after the date of such receipt, pay over the amount of such refund or credit to the Borrower, net of all reasonable out-of-pocket expenses of such Bank or the Administrative Agent in obtaining such refund (it being agreed that if such expenses are expected by such Bank or the Administrative Agent to be material, such Bank or the Administrative Agent will attempt in good faith to consult with the Borrower prior to incurring such expenses) and without interest (other than interest paid by the relevant taxation authority with respect to such refund); provided that the Borrower, upon the written request of such Bank or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other reasonable charges) to such Bank or the Administrative Agent in the event such Bank or the Administrative Agent is required to repay such refund or credit to such taxation authority.

     (f) If the Borrower is required to pay additional amounts to any Bank or the Administrative Agent pursuant to this Section 2.14, then such Bank shall designate a different lending office with respect to its LIBOR Loans if such designation would avoid such additional payment and would not, in the judgment of such Bank, be illegal or otherwise disadvantageous to the Bank.

     2.15. Default Rate Interest, Etc.

     (a) At the discretion of the Majority Banks, after and during the continuance of any Event of Default arising under Section 7.1(a) or from the Borrower’s breach of Section 6.6 or 6.7, all amounts outstanding hereunder or under any other Loan Document (including, without limitation, all principal, interest and fees outstanding) shall bear interest from and including the due date thereof until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2.0% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2.0% above the rate then applicable to Prime Rate Loans; and (ii) in all other cases, 2.0% above the rate then applicable to Prime Rate Loans.

     (b) After and during the continuance of any Event of Default arising under Section 7.1(a) or from the Borrower’s breach of Section 6.6 or 6.7, the Letter of Credit fees payable under Section 2.19 for standby Letters of Credit shall be increased to a rate per annum equal to 2.0% above the rate applicable thereto prior to the occurrence thereof.

     2.16. Payments Not at End of Interest Period. If the Borrower for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such LIBOR Loan, or fails to borrow or continue or convert to a LIBOR Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.4, the Borrower shall pay to the Administrative Agent for the respective accounts of the Banks an amount computed pursuant to the following formula:

L	=	(R - T) x P x D
360

L	=	amount payable to the Administrative Agent for the accounts of the Banks
R	=	Adjusted LIBOR Rate on such Loan
T	=	yield to maturity of any readily marketable bond or other obligation of the United States, selected at the Administrative Agent’s sole discretion, maturing on or near the last day of the then applicable Interest Period of such Loan and in approximately the same amount as such Loan
P	=	the amount of principal prepaid or the amount of the requested Loan
D	=	the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Borrower shall pay such amount upon presentation by the Administrative Agent of a statement setting forth the amount and the Administrative Agent’s calculation thereof (in reasonable detail) pursuant hereto, which statement shall be deemed prima facie evidence of the amount owed.

     2.17. Computation of Interest and Fees; Maximum Interest. Interest and all fees payable hereunder on account of Prime Rate Loans and Swingline Loans (including all Commitment Fees and all other fees (except as set forth in the next sentence)) shall be computed daily on the basis of a year of 365/366 days and paid for the actual number of days for which due. Interest and all fees payable hereunder on account of LIBOR Loans, and Utilization Fees payable with reference to LIBOR Loans, shall be computed daily on the basis of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of Interest Period), and such extension shall be included in computing interest in connection with such payment. Notwithstanding any other term of this Agreement, the other Loan Documents or any other document referred to herein therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under any other Loan Documents by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Letter of Credit applications, the other Loan Documents or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

     2.18. Letters of Credit.

     (a) On the application of the Borrower, each Issuing Bank agrees to issue Letters of Credit from time to time for the account of the Borrower, provided, however, that each such issuance shall be subject to the following conditions: (i) it shall be subject to the other terms and conditions of this Agreement; (ii) it shall be issued in reliance upon the representations, warranties and covenants of the Borrower made in this Agreement; (iii) it shall be issued only to the extent permitted by law; (iv) it will be subject to the Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce governing Letters of Credit (Publication No. 500 or any successor thereto) (“UCP 500”); (v) it shall be issued during the period from the Closing Date until the date that is 30 days prior to the Revolving Credit Maturity Date, (vi) it will be subject to the L/C Sublimit and shall not otherwise result in an Excess Issuance, and (vii) no Default or Event of Default shall exist at the time the Borrower requests the issuance of such Letter of Credit or would exist after giving effect to the issuance thereof. It is understood and agreed by the parties hereto that amounts drawn under such Letters of Credit shall become immediately due and payable by the Borrower to the applicable Issuing Bank and, if not then paid, shall bear interest at the rate then applicable to Revolving Credit Loans that are Prime Rate Loans, and, if not paid forthwith, shall be added to the Loan Account as Revolving Credit Loans and shall be immediately due and payable upon the Revolving Credit Maturity Date (or, if earlier, upon acceleration of the Loans).

     (b) Each Issuing Bank agrees that upon receipt of an application by the Borrower for a Letter of Credit, prior to issuing the requested Letter of Credit, such Issuing Bank shall notify the Administrative Agent by telephone (with written confirmation) of such application to determine that the issuance thereof will not result in an Excess Issuance (and the Administrative Agent agrees to make reasonable efforts to reply as promptly as is practicable to such telephonic notification). After issuance of any Letters of Credit, each Issuing Bank shall provide weekly updates to the Administrative Agent with respect to the aggregate amount of all unreimbursed draws thereunder and such other information as the Administrative Agent may reasonably request. Additionally, the Borrower, each Issuing Bank and the Administrative Agent agree to negotiate in good faith after the date of this Agreement to establish additional written procedures with respect to the issuance of Letters of Credit to reduce the risk that Letters of Credit will be issued which would result in an Excess Issuance. Notwithstanding the foregoing, the Borrower acknowledges that it is the unconditional obligation of the Borrower to ensure that at no time shall an Excess Issuance occur.

     (c) Upon the Administrative Agent’s receipt of notification of each Letter of Credit application from the applicable Issuing Bank, the Administrative Agent shall notify each Bank of its pro rata participation in the Letter of Credit to be issued. Upon the issuance of each Letter of Credit by an Issuing Bank in accordance with this section, each Bank having a Revolving Credit Commitment shall be deemed to automatically have purchased a participation in such Letter of Credit in accordance with its Revolving Credit Commitment Percentage of the Revolving Credit Commitment and each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Revolving Credit Commitment Percentage thereof, to reimburse the Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant hereto or added to the Loan Account as Revolving Credit Loans. In addition, all Letters of Credit shall, unless the Issuing Bank and the Banks otherwise agree in writing, have a stated expiration date not to exceed one year from date of issuance. The stated expiration date of a Letter of Credit may be after the Revolving Credit Maturity Date, provided, however, that for any Letter of Credit outstanding 5 days prior to the Revolving Credit Maturity Date, the Borrower must, on such date, provide to the Administrative Agent cash collateral in an amount equal to 105% of the aggregate Stated Amount of Letters of Credit outstanding on such date, and provided further that, on the Revolving Credit Maturity Date all unreimbursed draws under all Letters of Credit outstanding on the Revolving Credit Maturity Date shall be immediately due and payable.

     (d) In order to evidence such Letters of Credit, the Borrower shall enter into, with the applicable Issuing Bank, such agreements and execute such customary instruments and documents as such Issuing Bank reasonably requires, including, but not limited to, a letter of credit application and agreement. In the event that any provision of any Letter of Credit application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

     (e) In addition to amounts payable as elsewhere provided in Section 2.19, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Administrative Agent, each Issuing Bank and each Bank from and against any and all liabilities and costs which the Administrative Agent, such Issuing Bank or such Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than as a result of the gross negligence or willful misconduct of the Issuing Bank, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto governmental authority (all such acts or omissions herein called “Governmental Acts”).

     (f) As among the Borrower, the Banks, the Administrative Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letters of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit and the applicable provisions of UCP 500, neither the Administrative Agent, any Issuing Bank nor any Bank shall be responsible (in the absence of gross negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit that appears on its face to comply in all material respects with the requirements of the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument that appears on its face to comply in all material respects with the requirements of the Letter of Credit transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, electronic mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Administrative Agent, the Issuing Banks and the Banks, including, without limitation, any acts of any governmental authorities. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 2.18.

     (g) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of gross negligence or willful misconduct, put the applicable Issuing Bank, the Administrative Agent or any Bank under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (h) Without prejudice to the survival of any other Loan Document, the agreements and obligations of the Borrower contained in this Section 2.18 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     (i) Prior to the Closing Date, two Letters of Credit having an aggregate balance outstanding on the Closing Date that is set forth on Schedule 2 were issued by the Issuing Bank for the account of the Borrower (the “Carryover Letters of Credit”). The parties agree that, on the Closing Date, the Carryover Letters of Credit shall be deemed to have been issued pursuant to this Agreement as outstanding Letters of Credit.

     2.19. Letter of Credit Fees.

     (a) A per annum Letter of Credit fee shall be payable quarterly in arrears on the last day of March, June, September and December to the applicable Issuing Bank, for the ratable accounts of the Banks, on each standby Letter of Credit at a rate per annum equal to the applicable percentage set forth in Section 2.19(c) below determined for each standby Letter of Credit in effect during any portion of such quarter multiplied by the average daily amount available for drawing under each such Letter of Credit during such quarter, along with, solely for the account of the Issuing Bank, such documentary issuance, amendment, processing and other fees as are customarily charged by the Issuing Bank on standby Letters of Credit.

     (b) A per annum Letter of Credit fee shall be payable quarterly in arrears on the last day of March, June, September and December to the applicable Issuing Bank, for the ratable accounts of the Banks, on each documentary Letter of Credit at a rate per annum equal to the applicable percentage set forth in Section 2.19(c) below determined for each documentary Letter of Credit in effect during any portion of such quarter multiplied by the average daily amount available for drawing under each such Letter of Credit during such quarter, along with, solely for the account of the Issuing Bank, such documentary issuance, amendment, processing and other fees as are customarily charged by the Issuing Bank on documentary Letters of Credit.

     (c) The rate per annum for Letter of Credit fees shall be equal to (A) from the Closing Date through the six month period following the Closing Date, the rate set forth in Level III below, and thereafter (B) the percentage determined for each Rate Period by reference to Table 2 below based on the higher (by Level number) of the following two Levels: (i) the Level applicable to the Borrower under the column “Rating” or (ii) the Level applicable to the Borrower under the heading “Adjusted Interest Coverage Ratio”:

Table 2

			Standby	Documentary
Level	Rating	Adjusted Interest Coverage Ratio	Letter of Credit Fee	Letter of Credit Fee
I)	<BBB-	less than 2.5 to 1	1.125%	0.250%
II)	BBB-	greater than or equal to 2.50 to 1
		but less than 3.0 to 1	0.875%	0.250%
III)	BBB	greater than or equal to 3.0 to 1 but
		less than 4.0 to 1	0.750%	0.250%
IV)	BBB+	greater than or equal to 4.0 to 1
		but less than 5.0 to 1	0.625%	0.250%
V)	greater than
	or equal to A-	greater than or equal to 5.0 to 1	0.500%	0.250%

For purposes of determining the applicable Letter of Credit fee, the Adjusted Interest Coverage Ratio will be tested quarterly and calculated on a rolling four-quarter basis, based on the financial statements and compliance certificate required to be delivered pursuant to Sections 5.1(a), 5.1(b) and 5.1(c), respectively. The Letter of Credit fees for each Letter of Credit shall be payable quarterly in arrears on the last day of March, June, September and December. Each Issuing Bank shall, at least three (3) Business Days prior to the last day of March, June, September and December, provide to the Borrower (with a copy to the Administrative Agent) an estimated invoice reflecting the estimated amount of the Letter of Credit fees due for such quarter, which estimate shall be updated by such Issuing Bank on the last day of such quarter.

     (d) With respect to all fees payable by the Borrower to the Issuing Banks for the ratable accounts of the Banks pursuant to this Section 2.19, each Issuing Bank shall, promptly after its receipt of such fees, distribute to each Bank its ratable share of such fees and an accounting thereof, and shall send the Administrative Agent a copy of such accounting. Prior to making each such distribution, each such Issuing Bank will request from the Administrative Agent, and the Administrative Agent shall provide promptly, a copy of the then-effective Schedule 1 to this Agreement.

     2.20. Interdependence of Borrower Affiliated Group. In order to induce each of the Banks to enter into this Agreement and the other Loan Documents to which it is a party, and grant the Loans hereunder and issue the Letters of Credit, the Borrower, on behalf of itself and each other member of the Borrower Affiliated Group, hereby represents and warrants that:

     (i) the Borrower and the other members of the Borrower Affiliated Group are members of a group of related business entities, the success of any one of which is dependent in part on the success of the other members of such group;

     (ii) each member of the Borrower Affiliated Group has cooperated to the extent necessary and shall continue to cooperate with each other member of the Borrower Affiliated Group to the extent necessary in the development and conduct of each other member of the Borrower Affiliated Group’s business, and shall, to the extent consistent with prior practices, and as adjusted to take into account new business methods and technologies, share and participate in the formulation of methods of operation, distribution, leasing, inventory control, and other similar business matters essential to each member of the Borrower Affiliated Group's business; and

     (iii) each member of the Borrower Affiliated Group will receive substantial direct benefits from the making of Loans and extensions of credit to the Borrower by the Banks and the Administrative Agent.

SECTION III

CONDITIONS OF LOANS

     3.1. Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement is subject to the fulfillment on the Closing Date of each of the following conditions precedent:

     3.1.1. Loan Documents, Etc. Each of the Loan Documents shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on and as of the Closing Date.

     3.1.2. Legality of Transactions. No change in applicable law or regulation shall have occurred as a consequence of which it shall have become and continue to be unlawful (i) for the Administrative Agent or any of the Banks to perform any of their agreements or obligations under any of the Loan Documents to which they are a party on the Closing Date, or (ii) for the Borrower, or any other member of the Borrower Affiliated Group to perform any of its agreements or obligations under any of the Loan Documents to which it is a party on the Closing Date.

     3.1.3. Representations and Warranties. Each of the representations and warranties made by any member of the Borrower Affiliated Group in this Agreement or the other Loan Documents to the Administrative Agent and the Banks shall be true and correct when made, shall, for all purposes of this Agreement, be deemed to be repeated on and as of the Closing Date, and shall be true and correct on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date).

     3.1.4. Performance, Consents, No Defaults, Litigation, Etc. The Borrower and each other member of the Borrower Affiliated Group shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in any of the Loan Documents to which it is a party or by which it is bound which are required to be performed on the Closing Date. Any necessary consents and/or waivers in connection with the consummation of the transactions contemplated by the Loan Documents shall have been obtained by the Borrower and the other members of the Borrower Affiliated Group and copies thereof shall have been delivered to the Administrative Agent and the Banks. No event shall have occurred on or prior to the Closing Date and be continuing on the Closing Date, and no condition shall exist on the Closing Date, which constitutes a Default or an Event of Default. No litigation or other proceeding, tax matter, ERISA matter or Environmental Claim shall be continuing, or pending or threatened in writing, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     3.1.5. Certified Copies of Charter Documents. The Administrative Agent shall have received from the Borrower and each Significant Subsidiary a copy, certified by a duly authorized officer of each of the Borrower and such Significant Subsidiary to be true and complete on the Closing Date, of (i) its charter or other formation documents, as in effect on such date of certification, certified (where applicable) as of a recent date by the Secretary of State of its jurisdiction of incorporation, and (ii) where applicable, its by-laws or limited liability company agreement as in effect on such date.

     3.1.6. Proof of Entity Action. The Administrative Agent shall have received from the Borrower and each Significant Subsidiary a copy, certified by a duly authorized officer of each of the Borrower and such Significant Subsidiary to be true and complete on the Closing Date, of records of all resolutions and other action taken by each of the Borrower and such Significant Subsidiary to authorize, as applicable (i) its execution and delivery of the Loan Documents to which it is or is to become a party, (ii) its performance of all of its agreements and obligation under each of such documents, and (iii) any borrowings and other transactions contemplated by this Agreement.

     3.1.7. Incumbency Certificate. The Administrative Agent shall have received from the Borrower and each Significant Subsidiary an incumbency certificate, dated the Closing Date and signed by the duly authorized officers of each of the Borrower and such Significant Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized, as applicable: (i) to sign, in the name and on behalf of each of the Borrower and such Significant Subsidiary, the Loan Documents to which it is or is to become a party; (ii) to make application for the Loans or conversion thereof; and (iii) to give notices to take other action on its behalf under the Loan Documents.

     3.1.8. Proceedings and Documents. All corporate, company, governmental and other proceedings in connection with the transactions contemplated by the Loan Documents, and all instruments and documents incidental thereto, shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received all such counterpart originals or certified or other copies of all such instruments and documents as the Administrative Agent shall have reasonably requested.

     3.1.9. Good Standing, Etc. The Administrative Agent shall have received a long-form certificate of the Secretary of State of the respective jurisdiction(s) of formation of each of the Borrower and each Significant Subsidiary as to each of the Borrower’s and such Significant Subsidiary’s legal existence and good standing in such states and listing all documents on file in the office of said Secretary of State. The Administrative Agent shall also have received certificates of qualification to do business for the Borrower from the following jurisdictions (to the extent not covered by the preceding sentence): Delaware, California, Pennsylvania, New York and South Carolina.

     3.1.10. Fees. The Borrower shall have complied with its obligations under Section 2.6 to pay the fees described in the Fee Letter, and, if any, the Letter of Credit fees described in Section 2.19, and all legal fees and expenses and other fees and expenses incurred by the Administrative Agent in connection with the consummation of the transactions contemplated by this Agreement.

     3.1.11. Legal Opinions. The Administrative Agent shall have received a written legal opinion, addressed to the Administrative Agent and the Banks, dated the Closing Date, from Latham & Watkins LLP, counsel to the Borrower Affiliated Group, substantially in the form of Exhibit D hereto.

     3.1.12. Due Diligence; Financial Condition. The Administrative Agent and each of the Banks shall have completed their due diligence. The Administrative Agent and the Banks shall be satisfied that there has been no material misrepresentation or omission in any disclosure material provided to the Administrative Agent and that no Material Adverse Effect has occurred since the most recent financial statements referred to in Section 4.7.

     3.1.13. U.C.C. Search Reports; Insurance. The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying that no Encumbrances exist other than Permitted Encumbrances and, as a condition subsequent to the Closing, the Administrative Agent shall have received within ten (10) days of the Closing reports concerning the results of searches of the Uniform Commercial Code filing offices for the Borrower and each Significant Subsidiary in each jurisdiction where assets of such Person are located made as of a recent date prior to the Closing Date, the results of which reports shall be satisfactory to the Administrative Agent and the Banks in their discretion. The Administrative Agent shall have received satisfactory evidence that liability insurance and casualty insurance of the Borrower and each Significant Subsidiary is in effect.

     3.1.14. Syndication. The Arranger shall have syndicated the Revolving Credit Commitments in a manner mutually satisfactory to the Borrower and the Administrative Agent.

     3.2. Conditions Precedent to Initial Funding Date, and all Loans and Letters of Credit. The obligation of each Bank to make each Loan, including the initial Loans, or continue or convert Loans to Loans of the other type, and of each Issuing Bank to issue each Letter of Credit, is further subject to the following conditions:

     (a) neither the Borrower nor any other member of the Borrower Affiliated Group shall have any outstanding Indebtedness, other than as permitted by Section 6.1;

     (b) timely receipt by the Administrative Agent and the Banks of the Notice of Borrowing or Conversion as provided in Section 2.4;

     (c) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date);

     (d) with respect to the making of new Loans and issuance of new Letters of Credit, no Default or Event of Default shall have occurred and be continuing, or would result from such Loan or Letter of Credit, and with respect to the continuation of a LIBOR Loan or conversion of a Loan of the other type into a LIBOR Loan, no Event of Default shall have occurred and be continuing or would result from such continuation or conversion;

     (e) the resolutions referred to in Section 3.1.6 shall remain in full force and effect; and

     (f) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Administrative Agent or any Bank, would make it illegal or against the policy of any governmental agency or authority for such Bank to make Loans hereunder.

     The making of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2.

SECTION IV

REPRESENTATIONS AND WARRANTIES

     In order to induce the Administrative Agent and the Banks to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower on behalf of itself and each other member of the Borrower Affiliated Group, represents and warrants to the Administrative Agent and each Bank that:

     4.1. Organization and Qualification. The Borrower and each other member of the Borrower Affiliated Group (a) is an entity duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other formation as indicated on Exhibit C hereto, (b) has all requisite corporate, partnership, limited liability company or other power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing as a foreign corporation, foreign limited liability company, foreign limited partnership or other entity and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

     4.2. Entity Authority. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and the transactions contemplated hereby and thereby are within the power and authority of the Borrower or such member of the Borrower Affiliated Group and have been authorized by all necessary proceedings, and do not and will not (a) require any consent or approval of any creditors, trustees for creditors, shareholders or members of the Borrower or such member of the Borrower Affiliated Group (other than any such consent that has been obtained prior to the Closing Date and delivered to the Administrative Agent), (b) contravene any provision of the charter documents or other organizational documents of the Borrower or such member of the Borrower Affiliated Group or any law, rule or regulation applicable to the Borrower or such member of the Borrower Affiliated Group, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Borrower or such member of the Borrower Affiliated Group, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Borrower or such member of the Borrower Affiliated Group.

     4.3. Valid Obligations. Each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower or such member of the Borrower Affiliated Group enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     4.4. Consents or Approvals. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any other member of the Borrower Affiliated Group is or is to become a party and the transactions contemplated herein and therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.

     4.5. Title to Properties; Absence of Encumbrances. Each of the Borrower and each other member of the Borrower Affiliated Group has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title as would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The rights, properties and other assets presently owned, leased or licensed by the Borrower and each other member of the Borrower Affiliated Group include all rights, properties and other assets necessary to permit the Borrower and such member of the Borrower Affiliated Group to conduct its businesses in all material respects in the same manner as its businesses have been conducted prior to the date hereof.

     4.6. Franchises, Patents, Copyrights, Etc. Except as otherwise set forth on Exhibit C hereto, the Borrower and each other member of the Borrower Affiliated Group possesses, licenses or otherwise has rights in or to all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits material to the conduct of its business as substantially now conducted without known conflict with any rights of others and, in each case, free of any Encumbrance that is not a Permitted Encumbrance.

     4.7. Financial Statements. The Borrower has furnished to the Administrative Agent and the Banks (a) the Consolidated balance sheet of the Borrower as of February 1, 2003 and the related Consolidated statements of earnings, stockholders’ equity and cash flows of the Borrower Affiliated Group for the fiscal year then ended, and related footnotes, audited and certified by Deloitte & Touche LLP, and (b) the unaudited Consolidated balance sheet of the Borrower as of November 1, 2003 and the related unaudited Consolidated statements of earnings, stockholders’ equity and cash flows of the Borrower for the nine months then ended (the foregoing, collectively, the “Initial Financial Statement”). All such financial statements were prepared in accordance with GAAP (except that the unaudited financial statements are without footnotes) and present fairly the Consolidated financial position of the Borrower as of such dates and the results of the Consolidated operations of the Borrower for such periods except, as to the unaudited financial statements, subject to normal, recurring year-end adjustments. There are no liabilities, contingent or otherwise, not disclosed in any of such financial statements that involve a material amount.

     4.8. Changes. During the period from the date of the Initial Financial Statement through the date hereof, no Material Adverse Effect has occurred.

     4.9. Defaults. As of the date of this Agreement and immediately prior thereto, no Default or Event of Default exists.

     4.10. Taxes. The Borrower and each other member of the Borrower Affiliated Group has filed all material federal, state and other tax returns required to be filed, and all material taxes, assessments and other governmental charges due from the Borrower or such other member of the Borrower Affiliated Group have been fully paid or adequate reserves have been established therefor. Neither the Borrower nor any other member of the Borrower Affiliated Group has executed any waiver of limitations in respect of tax liabilities except as disclosed on the Disclosure Schedule to this Agreement. Each member of the Borrower Affiliated Group has established on its books reserves adequate for the payment of all material federal, state and other tax liabilities.

     4.11. Litigation. Except as set forth on Exhibit C hereto, there is no litigation, arbitration, claim, proceeding or investigation pending or, to the Borrower’s knowledge, threatened against the Borrower or any other member of the Borrower Affiliated Group that, if adversely determined, would reasonably be expected to have a Material Adverse Effect, whether through a judgment not fully covered by insurance, forfeiture of property, or otherwise.

     4.12. Subsidiaries. As of the date of this Agreement, the Borrower has no direct or indirect Significant Subsidiaries except as disclosed on Exhibit C hereto.

     4.13. Investment Company Act. Neither the Borrower nor any other member of the Borrower Affiliated Group is subject to regulation under the Investment Company Act of l940, as amended.

     4.14. Compliance with ERISA. The Borrower, each Significant Subsidiary and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any material liability to the PBGC or a Plan under Title IV of ERISA; and no Prohibited Transaction or Reportable Event has occurred that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.15. Environmental Matters. Except as specifically disclosed in Exhibit C hereto, there are no violations by any member of the Borrower Affiliated Group of any Environmental Law and no Environmental Claims that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.16. Disclosure. No representations and warranties made by any member of the Borrower Affiliated Group in this Agreement, any other Loan Document or in any other agreement, instrument, document, certificate, statement or letter furnished to the Administrative Agent, the Arranger, or the Banks by or on behalf of any member of the Borrower Affiliated Group in connection herewith, and no other factual information heretofore or contemporaneously furnished by or on behalf of any member of the Borrower Affiliated Group to the Administrative Agent, the Arranger or the Banks, in connection with any of the transactions contemplated by any of the Loan Documents contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances in which they are made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each member of the Borrower Affiliated Group to be reasonable at the time made, it being recognized by the Administrative Agent and the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Except as disclosed herein or therein, there is no fact known to any member of the Borrower Affiliated Group which would reasonably be expected to cause a Material Adverse Effect.

     4.17. Solvency. Both before and after giving effect to all Indebtedness incurred by the Borrower on the Closing Date, neither the Borrower nor any member of the Borrower Affiliated Group is Insolvent or will be rendered Insolvent by the Indebtedness incurred in connection therewith.

     4.18. Compliance with Statutes, etc. The Borrower and each other member of the Borrower Affiliated Group is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such non-compliances as would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

     4.19. Labor Relations. Neither the Borrower nor any other member of the Borrower Affiliated Group is engaged in any unfair labor practice in violation of any applicable law or order of any court or governmental authority. There is (i) no unfair labor practice complaint pending or, to the Borrower’s knowledge, threatened against the Borrower or any other member of the Borrower Affiliated Group before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened against it, and (ii) no labor dispute, slowdown or stoppage pending against the Borrower or any other member of the Borrower Affiliated Group or, to the knowledge of the Borrower Affiliated Group, threatened against the Borrower or any other member of the Borrower Affiliated Group, that in the case of clauses (i) and (ii), would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no union representation question exists with respect to the employees of the Borrower or any other member of the Borrower Affiliated Group and no union organizing activities are taking place.

     4.20. Certain Transactions. Except as set forth on Exhibit C hereto, none of the officers, partners, directors, or employees of any member of the Borrower Affiliated Group is presently a party to any transaction with any other member of the Borrower Affiliated Group (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, partner, director or such employee or, to the knowledge of the Borrower Affiliated Group, any corporation, partnership, trust or other entity in which any officer, partner, director, or any such employee or natural person related to such officer, partner, director or employee or other Person in which such officer, partner, director or employee has a direct or indirect beneficial interest, has a substantial direct or indirect beneficial interest or is an officer, director, trustee or partner.

     4.21. Restrictions on the Borrower Affiliated Group. No member of the Borrower Affiliated Group is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that is likely to cause a Material Adverse Effect.

SECTION V

AFFIRMATIVE COVENANTS

     So long as any Bank has any commitment to make Loans or issue Letters of Credit hereunder or any Loan or other Obligation hereunder remains outstanding, the Borrower covenants as follows on behalf of itself and each other member of the Borrower Affiliated Group:

     5.1. Financial Statements and other Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Bank:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a Consolidated balance sheet as of the end of, and a related Consolidated statement of income, Consolidated statement of stockholders’ equity and consolidated statement of cash flows for, such year, prepared in accordance with GAAP and audited and certified without qualification by Deloitte & Touche LLP or another “Big Five” accounting firm;

     (b) as soon as available, but in any event within 60 days after the end of each fiscal quarter of the Borrower, (i) a Consolidated balance sheet as of the end of, and a related Consolidated statement of income, Consolidated statement of stockholders’ equity and consolidated statement of cash flows for, the fiscal quarter then ended, prepared in accordance with GAAP (without footnotes) and certified by the chief financial officer or treasurer of the Borrower, but subject, however, to normal, recurring year-end adjustments;

     (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.l, a report in substantially the form of Exhibit E hereto signed on behalf of the Borrower by the chief financial officer or treasurer of the Borrower, and including, without limitation, computations in reasonable detail evidencing compliance for such fiscal year and quarter with the covenants contained in Sections 6.6 and 6.7 hereof;

     (d) as soon as available, (i) copies of the Borrower’s filed Securities and Exchange Commission Forms 10-K and 10-Q, (ii) copies of all financial statements, proxy material, and reports as the Borrower shall send to its stockholders, (iii) copies of all other filings the Borrower makes with the Securities and Exchange Commission, and (iv) notice of any amendment to the charter or by-laws of the Borrower or any other member of the Borrower Affiliated Group.

     (e) if and when the Borrower or any Significant Subsidiary gives or is required to give notice to the PBGC of any Reportable Event that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC or, if such notice is not given to the PBGC, a description of the content of the notice that would be required to be given;

     (f) immediately upon becoming aware of the existence of any condition or event (i) that constitutes a Default or Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto, or (ii) affecting the Borrower or any other member of the Borrower Affiliated Group which could reasonably be expected to have a Material Adverse Effect, written notice thereof specifying the nature thereof and the action being or proposed to be taken with respect thereto; and (iii) immediately upon receipt thereof, copies of any notice (whether formal or informal) of any cancellation or termination in any insurance maintained by any member of the Borrower Affiliated Group;

     (g) promptly upon becoming aware of any litigation or any investigative proceedings by any Person, including, without limitation, any governmental agency or authority, commenced or threatened against the Borrower or any other member of the Borrower Affiliated Group of which it has notice, or of a material change in any such existing litigation or proceedings, the outcome of which could reasonably be expected to have a Material Adverse Effect, notice thereof and a statement of the nature and status of such litigation or proceedings;

     (h) promptly upon becoming aware of (i) any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any other member of the Borrower Affiliated Group regarding any Environmental Claim, (ii) any spill, release, discharge or disposal of any Hazardous Material on any Real Property owned or leased by any member of the Borrower Affiliated Group, or (iii) any violation of any Environmental Law by any member of the Borrower Affiliated Group that (with respect to any of the foregoing) could reasonably be expected to have a Material Adverse Effect, written notice thereof, copies of all correspondence, reports and other materials furnished to or prepared by any member of the Borrower Affiliated Group (or its representatives) in connection therewith and the action being or proposed to be taken with respect thereto; and

     (i) from time to time, with reasonable promptness, such other financial data and other information or documents (financial or non-financial) about the Borrower and each other member of the Borrower Affiliated Group (including accountants’ management letters and annual budgets) as the Administrative Agent may reasonably request.

     5.2. Conduct of Business. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to:

     (a) duly observe and comply in all material respects with all applicable laws and requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and with the material provisions of all material Leases and all other material contracts and agreements, and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

     (b) subject to Section 6.5(b), maintain its corporate existence (except that immaterial Subsidiaries may be dissolved (with any remaining assets being transferred to a member of the Borrower Affiliated Group);

     (c) remain engaged in substantially the same lines of business as those in which it is now engaged, except that the Borrower or any other member of the Borrower Affiliated Group may withdraw from any business activity which its Board of Directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Borrower shall provide the Administrative Agent with written notice thereof; and

     (d) promptly upon forming any Significant Subsidiary, or promptly upon any existing Subsidiary satisfying the definition of a Significant Subsidiary, deliver to the Administrative Agent a Subsidiary Guarantee and a written legal opinion with respect thereto, addressed to the Administrative Agent and the Banks, in a form reasonably acceptable to the Administrative Agent.

     5.3. Maintenance and Insurance. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, maintain its properties in good repair, working order and condition (normal wear and tear excepted) as required for the normal conduct of its business, and from time to time the Borrower will make or cause to be made, and cause each other member of the Borrower Affiliated Group to make or cause to be made, all necessary and proper repairs, renewals, replacements, additions and improvements thereto so that the Borrower and such other members of the Borrower Affiliated Group may conduct its business substantially as conducted on the Closing Date, and shall maintain or cause to be maintained all material Leases as may be required for the conduct of the Borrower’s and each other member of the Borrower Affiliated Group’s business. The Borrower shall and shall cause each other member of the Borrower Affiliated Group to at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Borrower and such other member of the Borrower Affiliated Group in the exercise of their reasonable judgment deem to be adequate.

     5.4. Taxes. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP if no lien shall have been filed to secure such tax, assessment or charge.

     5.5. Inspection by the Administrative Agent. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, permit the Banks, through the Administrative Agent or the Administrative Agent’s designee, at such reasonable times during normal business hours, upon reasonable advance notice to such Person, to visit and inspect the properties and books and records of the Borrower and such other members of the Borrower Affiliated Group, provided that (i) when an Event of Default has occurred and is continuing the Administrative Agent or any Bank (through the Administrative Agent’s designee or such Bank’s other designee) may do any of the foregoing at any time during normal business hours and with reasonable advance notice, (ii) except during the existence of an Event of Default, any such inspections shall be made no more frequently than once per year, and (iii) unless the Administrative Agent believes that a Default or Event of Default is reasonably likely to occur based upon information obtained by or provided to the Administrative Agent, if no Default or Event of Default exists at the time of any such inspection, any such inspection shall be at the expense of the Banks.

     5.6. Maintenance of Books and Records. The Borrower shall, and shall cause each other member of the Borrower Affiliated Group to, keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law.

     5.7 Use of Proceeds. The proceeds of the Loans will be used by the Borrower solely to fund capital expenditures, to fund repurchases of the Borrower’s stock (such stock to be retired upon its repurchase), to provide working capital for the Borrower Affiliated Group, and for general corporate purposes for the Borrower Affiliated Group. No portion of any Loans shall be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System.

     5.8. Pension Plans. With respect to any Plan, the Borrower will, and will cause each Significant Subsidiary and each other member of the Controlled Group to, (i) fund each Plan as required by the provisions of Section 412 of the Code; (ii) cause each Plan to pay all benefits when due; and (iii) furnish the Administrative Agent (a) promptly with a copy of any notice of each Plan’s termination sent to the PBGC and (b) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for a material waiver from the funding standards or extension of the amortization periods required by Section 412 of the Code.

     5.9. Fiscal Year. The Borrower and each other member of the Borrower Affiliated Group shall have a fiscal year running concurrently with the National Retail Federation calendar and shall notify the Administrative Agent of any change in such fiscal year (whereupon, notwithstanding the provisions of Section 9.8, the Administrative Agent and the Banks shall have the right to modify the timing of the financial covenants hereunder accordingly in order to correspond to any such change in fiscal year).

     5.10. Further Assurances. At any time and from time to time the Borrower shall, and shall cause each of other member of the Borrower Affiliated Group to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Administrative Agent to effect the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, if the deliveries made pursuant to Section 3.1.13 reveal any Encumbrances other than Permitted Encumbrances, the Borrower and the other members of the Borrower Affiliated Group covenant and agree that they shall terminate such Encumbrances on or before April 30, 2004.

SECTION VI

NEGATIVE COVENANTS

     So long as any Bank has any commitment to make Loans and issue Letters of Credit hereunder or any Loan or other Obligation hereunder remains outstanding, the Borrower covenants as follows on behalf of itself and each other member of the Borrower Affiliated Group:

     6.1. Indebtedness. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

     (a) Indebtedness of the Borrower to the Administrative Agent or the Banks under any Loan Document;

     (b) Indebtedness in respect of accounts payable and accrued expenses for normal recurring operating items, other than for borrowed money, of the Borrower Affiliated Group incurred in the ordinary course of business;

     (c) Indebtedness for borrowed money (which shall include all Indebtedness referenced in clauses (i) through (iv) of the definition of Indebtedness and any guarantees thereof), so long as the material terms of such Indebtedness are no more restrictive with respect to covenants and events of default or other material provisions than the terms and conditions set forth herein and in the other Loan Documents, provided that at the time the Borrower or any other member of the Borrower Affiliated Group incurs such Indebtedness, and after giving effect thereto, no Default or Event of Default exists (it being agreed that upon the incurrence of any such Indebtedness in excess of $50,000,000 in one or a series of transactions, the Borrower will furnish to the Administrative Agent a compliance certificate demonstrating compliance with Sections 6.6 and 6.7 after giving effect to such Indebtedness; and

     (d) Indebtedness existing on the date of this Agreement and disclosed on Exhibit B hereto (or refinancings thereof).

     6.2. Contingent Liabilities. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, create, incur, assume or remain liable with respect to any Guarantees other than the following:

     (a) Guarantees in favor of the Administrative Agent or the Banks under any Loan Document;

     (b) Guarantees existing on the date of this Agreement and disclosed on Exhibit B hereto;

     (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

     (d) Guarantees with respect to surety, performance and return-of-money and other similar obligations incurred in the ordinary course of business and consistent with past practices (exclusive of obligations for the payment of borrowed money); and

     (e) Guarantees of Indebtedness permitted under Section 6.1, provided that the aggregate amount of guarantees by the Borrower of Indebtedness of Subsidiaries of the Borrower that have not provided a Subsidiary Guarantee, plus the aggregate amount of Qualified Investments described in clause (b) of the definition of “Qualified Investments,” shall not at any time exceed fifteen percent (15%) of the Borrower’s Consolidated Tangible Net Worth, determined as of the date of the most recently completed fiscal quarter.

     6.3. Sale and Leaseback. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or such other member of the Borrower Affiliated Group intends to use for substantially the same purpose as the property being sold or transferred, except, notwithstanding the provisions of Section 6.5, with respect to any such sale leaseback transaction in which the property sold is sold at fair market value and on an arms-length basis and the lease of the property contains market rent (not above-market rent) and is on an arms-length basis, provided that (i) at the time any such sale leaseback transaction is consummated and after giving effect thereto, no Default or Event of Default exists, and (ii) the entering into of such sale leaseback transaction would not reasonably be expected to have a Material Adverse Effect.

     6.4. Encumbrances. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets (“Encumbrances”), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following (each, a “Permitted Encumbrance”):

     (a) Encumbrances in favor of the Administrative Agent or the Banks under any Loan Document;

     (b) Encumbrances existing on the date of this Agreement and disclosed in Exhibit B hereto;

     (c) Liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required, in accordance with the provisions of Section 5.4, and liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties or in connection with the importation of goods in the ordinary course of business;

     (d) Landlords’ and lessors’ liens in respect of rent not in default; liens in respect of pledges or deposits under worker’s compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics’, laborers’, carriers’, warehousemans’, materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

     (e) Judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

     (f) Easements, rights of way, restrictions, encroachments, covenants running with the land and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business;

     (g) Purchase money liens and liens on real property securing construction or permanent real estate financing where:

(i)	with respect to liens on real property under Synthetic Leases, any such lien does not exceed an amount equal to 100% of the lessor’s (or the lessor’s lender’s) contribution to the costs of the real property and improvements under the Synthetic Lease agreements, including amounts incurred under such Synthetic Leases on account of bank fees, closing expenses, capitalized interest and other similar obligations; and

(ii)	in all other cases, the lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed;

     (h) Security interests and liens securing charges or obligations of the Borrower Affiliated Group in amounts not to exceed $15,000,000 in the aggregate outstanding at any time in addition to those Encumbrances permitted under subsections (a) through (g) of this Section, provided, however, that with respect to purchase money liens securing the purchase price of capital assets (including rights of lessors under capital leases), (A) each such Encumbrance is given solely to secure the purchase price of, or the lease obligations relating to, such asset, does not extend to any other property and is given at the time or within 30 days of the acquisition of such asset, and (B) the Indebtedness secured thereby does not exceed the lesser of the cost of such asset or its fair market value at the time such security interest attaches; and

     (i) Security interests in favor of the issuer of any documentary letters of credit for the account of the Borrower covering any documents presented in connection with a drawing under any such letter of credit; all goods which are described in such documents or any such letter of credit; and the proceeds thereof.

     6.5. Merger; Consolidation; Sale or Lease of Assets; Acquisitions. The Borrower shall not, nor shall it permit any other member of the Borrower Affiliated Group to:

     (a) sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or fair market value), other than (i) sales of inventory in the ordinary course of business, (ii) the disposition of scrap, waste and obsolete items in the ordinary course of business, (iii) transfers of assets among members of the Borrower Affiliated Group who are either the Borrower or a wholly-owned Subsidiary of the Borrower that has provided a Subsidiary Guarantee, provided, however, that each such asset transfer constitutes a Qualified Investment, and (iv) sales of assets not in the ordinary course of business so long as the net book value of all of such assets sold or otherwise disposed of by the Borrower and the other members of the Borrower Affiliated Group in all such transactions after the Closing Date shall not exceed an aggregate amount equal to fifteen percent (15%) of the Borrower’s Consolidated Tangible Net Worth, determined as of the end of the most recently completed fiscal quarter of the Borrower; and

     (b) liquidate, merge or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger or consolidation with any other Person, provided that the Borrower may merge with another entity in connection with a Permitted Acquisition if the Borrower is the surviving company, and any wholly-owned Subsidiary of the Borrower may merge or consolidate into or with (i) the Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger and if the Borrower is the surviving company, (ii) any other wholly-owned Subsidiary of the Borrower; or (iii) a merger of a wholly-owned Subsidiary of the Borrower with another entity in connection with a Permitted Acquisition if the Subsidiary is the surviving entity; or

     (c) make any acquisition of all or substantially all of the capital stock (or other equity interests) or all or substantially all of the assets of another Person, or of a division or business unit of a Person, whether or not involving a merger or consolidation with such Person (an “Acquisition”), except for Permitted Acquisitions.

     6.6. Minimum Adjusted Interest Coverage Ratio. The Borrower shall not permit the Adjusted Interest Coverage Ratio of the Borrower Affiliated Group as at the last day of any fiscal quarter, calculated for the four consecutive fiscal quarters then ending, to be less than the ratio of 2.0 to 1.0.

     6.7. Maximum Adjusted Debt to Total Capitalization Ratio. The Borrower shall not permit the Adjusted Debt to Total Capitalization Ratio (expressed as a percentage) of the Borrower Affiliated Group as at the last day of any fiscal quarter to be greater than 75%.

     6.8. Restricted Payments. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, pay, make or declare any Restricted Payment other than (a) dividends or distributions by the Borrower’s Subsidiaries to the Borrower or to a wholly-owned Subsidiary of the Borrower that has provided a Subsidiary Guarantee, (b) redemptions and repurchases by the Borrower of its stock, and (c) dividends paid by the Borrower to its stockholders, so long as no Default or Event of Default has occurred or is continuing, both before and after giving effect to any such distributions, dividends, redemptions and repurchases. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement, contract or arrangement (other than the Loan Documents) restricting the ability of any Subsidiary of the Borrower or any other member of the Borrower Affiliated Group to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of any nature or to make transfers or distributions of all or any part of its assets to the Borrower or any other member of the Borrower Affiliated Group.

     6.9. Investments. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, make or maintain any Investments other than Permitted Investments.

     6.10. ERISA. Neither the Borrower, nor any Significant Subsidiary or any member of the Controlled Group, shall permit any Plan maintained by it to (i) engage in any Prohibited Transaction that could reasonably be expected to result, individually or in the aggregate, in a liability to the United States Internal Revenue Service in excess of $10,000,000, (ii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower or any Significant Subsidiary pursuant to Section 4068 of ERISA.

     6.11. Transactions with Affiliates. The Borrower shall not, nor shall permit any other member of the Borrower Affiliated Group to, enter into or participate in any agreements or transactions of any kind with any Affiliate, except (i) agreements or transactions contemplated, required or allowed by any Loan Document; (ii) agreements or transactions (in each case) in the ordinary course of business and on an arms-length basis which (A) include only terms which are fair and equitable to the Borrower or such other member of the Borrower Affiliated Group, (B) do not violate or otherwise conflict with any of the terms of any of the Loan Documents, and (C) involve terms no less favorable to the Borrower or such other member of the Borrower Affiliated Group than would be the terms of a similar agreement or transaction with any Person other than an Affiliate; and (iii) the loans permitted by Section 6.12. Neither the Borrower nor any other member of the Borrower Affiliated Group will enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such other member of the Borrower Affiliated Group of its obligations hereunder or under any of the other Loan Documents.

     6.12. Loans. The Borrower shall not, and shall not permit any other member of the Borrower Affiliated Group to, make to any Person any loan, advance or other transfer with the anticipation of repayment, except as may be otherwise expressly permitted hereunder and except for loans and advances to employees of the Borrower or such other member of the Borrower Affiliated Group that are (a) made in the ordinary course of business, (b) consistent with past practices, and (c) permitted under then-applicable law.

SECTION VII

DEFAULTS

     7.1. Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

     (a) the Borrower shall fail to pay (i) any amount of principal of any Loans when due or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under any Loan Document within five (5) Business Days after notice thereof from the Administrative Agent to the Borrower; or

     (b) the Borrower or any Significant Subsidiary shall (i) fail to deliver the reports required by Section 5.1(c) within 5 Business Days of the date due or (ii) fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, obligations, covenants or agreements contained in any of Sections 5.1(a), 5.1(b), 5.1(e), 5.1(f), 5.2(b), 5.2(c), 5.2(d), 5.5, 5.7, 5.8(iii), or Section 6 (other than clauses (i) or (ii) of Section 6.10), provided, however, that with respect to the covenants contained in Sections 5.1(a) and 5.1(b), the failure to deliver such financial statements shall not constitute an Event of Default hereunder if such financial statements have been posted on the Borrower’s website;

     (c) the Borrower or any Significant Subsidiary shall fail to perform, comply with or observe or shall otherwise breach any one or more of the terms, covenants, obligations or agreements (other than in respect of subsections 7.1(a) and 7.1(b) hereof) contained in this Agreement or in any other Loan Document and such failure shall continue for 30 days after notice thereof by the Administrative Agent; or

     (d) any representation or warranty of the Borrower or any other member of the Borrower Affiliated Group made in any Loan Document or any other documents or agreements executed in connection with the transactions contemplated by this Agreement or in any certificate delivered hereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (e) the Borrower or any other member of the Borrower Affiliated Group shall fail to pay at maturity, or within any applicable period of grace, any Material Indebtedness, or fail to observe or perform any term, covenant or agreement evidencing or securing such Material Indebtedness, and as a result of such failure the holder or holders of such Material Indebtedness have caused such Material Indebtedness to become due prior to its stated maturity or, as to any agreement evidencing such Material Indebtedness, terminated or cancelled such agreement; or

     (f) the Borrower or any Significant Subsidiary shall be Insolvent under clause (iv), clause (vi), or clauses (viii) through (xiv), inclusive, of the definition of Insolvent; or

     (g) judgments or orders for the payment of money shall be entered against the Borrower or any other member of the Borrower Affiliated Group by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any other member of the Borrower Affiliated Group (the foregoing, collectively, “Judgments”), that in the aggregate exceed $25,000,000 in value (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) and such Judgments shall continue undischarged or unstayed for 60 days (provided, however, that if such undischarged or unstayed Judgments in the aggregate exceed $25,000,000 but do not in the aggregate exceed $50,000,000, such entry of such Judgments shall not constitute an Event of Default hereunder so long as the Borrower or such other member of the Borrower Affiliated Group could pay all of such undischarged or unstayed Judgments without breaching Section 6.6 or Section 6.7 hereof after giving effect to such payment); or

     (h) the Borrower, any Significant Subsidiary or any member of the Controlled Group shall fail to pay when due an aggregate amount in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans in a distress termination under Section 4062 of ERISA shall be filed by the Borrower, any Significant Subsidiary or any member of the Controlled Group; or the PBGC shall institute or have grounds to institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower, any Significant Subsidiary or any member of the Controlled Group and such proceedings shall not have been dismissed within 90 days thereafter; or

     (i) a Change of Control shall have occurred without the express prior written consent of the Majority Banks; or

     (j) the Borrower or any other member of the Borrower Affiliated Group shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of the business of the Borrower and the Borrower Affiliated Group taken as a whole and such order shall continue in effect for more than 60 days, or the Borrower or any other member of the Borrower Affiliated Group shall be indicted for a state or federal crime, or any criminal action shall otherwise have been brought or threatened against the Borrower or any other member of the Borrower Affiliated Group, a punishment for which in any such case could include forfeiture of any assets of the Borrower Affiliated Group having a fair market value in excess of $25,000,000; or

     (k) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew would reasonably be expected to have a Material Adverse Effect; or

     (l) (A) any material covenant, agreement or obligation of the Borrower or any Significant Subsidiary contained in or evidenced by any Loan Document to which the Borrower or such Significant Subsidiary is a party shall, prior to the date on which such document shall terminate in accordance with its terms, cease in any material respect to be legal, valid, binding or enforceable in accordance with the terms thereof, or (B) any Subsidiary Guarantee shall be terminated without the consent of the Administrative Agent and each of the Banks prior to payment in full of all Obligations; or

     (m) any Loan Document shall be canceled, terminated, revoked or rescinded (or any notice of such cancellation, termination, revocation or rescission given) otherwise than with the express prior written agreement, consent or approval of the Administrative Agent and the Banks; or any action at law, suit in equity or other legal proceeding to cancel, revoke, or rescind any Loan Document shall be commenced by or on behalf of the Borrower or any other member of the Borrower Affiliated Group, or by any court or any other governmental or regulatory authority or agency of competent jurisdiction; or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents or any one or more of the obligations of the Borrower or any other member of the Borrower Affiliated Group under any one or more of the Loan Documents are illegal, invalid or unenforceable in accordance with the terms thereof to such an extent that the Administrative Agent and the Banks are unable to enforce, in whole or in part, any material provisions of the Loan Documents, as determined by the Administrative Agent and the Banks in their sole discretion.

     7.2. Remedies. Upon the occurrence of an Event of Default described in Section 7.1(f), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Majority Banks and upon the Administrative Agent’s declaration:

     (a) each Bank’s commitment (whether in its capacity as a Swingline Lender, Issuing Bank or otherwise) to make any further Loans or issue additional Letters of Credit hereunder shall terminate;

     (b) the unpaid principal amount of the Loans together with accrued interest, all other Obligations, and all other obligations of the Borrower to the Administrative Agent and each Bank of any kind shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived;

     (c) with respect to existing Letters of Credit, the Borrower shall provide to the Administrative Agent cash collateral in an amount equal to the aggregate Stated Amount of Letters of Credit outstanding; and

     (d) the Administrative Agent may exercise (on behalf of itself and the Banks) any and all rights the Administrative Agent and the Banks have under this Agreement, the Subsidiary Guarantees, the other Loan Documents or any other documents or agreements executed in connection herewith, or at law or in equity, and proceed to protect and enforce the Administrative Agent’s and the Banks’ rights by any action at law, in equity or other appropriate proceeding.

SECTION VIII

CONCERNING THE ADMINISTRATIVE AGENT AND THE BANKS

     8.1. Appointment and Authorization. Each of the Banks hereby appoints Fleet to serve as Administrative Agent under this Agreement and irrevocably authorizes the Administrative Agent to take such action on such Bank’s behalf under this Agreement and to exercise such powers and to perform such duties under this Agreement and the other documents and instruments executed and delivered in connection with the consummation of the transactions contemplated hereby as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     8.2. Administrative Agent and Affiliates. Fleet shall also have the same rights and powers under this Agreement of a Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and Fleet and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any other member of the Borrower Affiliated Group or any Affiliate of any member of the Borrower Affiliated Group as if it were not the Administrative Agent hereunder. Except as otherwise provided by the terms of this Agreement, nothing herein shall prohibit any Bank from accepting deposits from, lending money to or generally engaging in any kind of business with the Borrower or any other member of the Borrower Affiliated Group or any Affiliate of any member of the Borrower Affiliated Group.

     8.3. Future Advances.

     (a) In order to more conveniently administer the Loans, the Administrative Agent may, unless notified to the contrary by any Bank prior to the date upon which any Revolving Credit Loan is to be made, assume that such Bank has made available to the Administrative Agent on such date the amount of such Bank’s share of such Revolving Credit Loan to be made on such date as provided in this Agreement, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Administrative Agent such amount on a date after the date upon which the Revolving Credit Loan is made, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, multiplied by (ii) the amount of such Bank’s share of such Revolving Credit Loan, multiplied by (iii) a fraction, the numerator of which is the number of days that elapsed from and including such date to the date on which the amount of such Bank’s share of such Revolving Credit Loan shall become immediately available to the Administrative Agent, and the denominator of which is 360 or 365, as applicable. A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this subsection shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Bank.

     (b) The Administrative Agent may at any time, in its sole discretion, upon notice to any Bank, refuse to make any Revolving Credit Loan to the Borrower on behalf of such Bank unless such Bank shall have provided to the Administrative Agent immediately available federal funds equal to such Bank’s share of such Revolving Credit Loan in accordance with this Agreement.

     (c) Anything in this Agreement to the contrary notwithstanding, the obligations to make Loans under the terms of this Agreement shall be the several and not joint obligation of each of the Banks and any advances made by the Administrative Agent on behalf of any Bank are strictly for the administrative convenience of the parties and shall in no way diminish any Bank’s liability to repay the Administrative Agent for such Loans and advances. If the amount of any Bank’s share of any Revolving Credit Loan which the Administrative Agent has advanced to the Borrower (including without limitation any Revolving Credit Loan made or deemed to have been requested pursuant to Section 2.1(b)(iii)(A)) is not made available to the Administrative Agent by such Bank within 1 Business Day following the date upon which such Revolving Credit Loan is made, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such date.

     8.4. Delinquent Bank. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails to make available to the Administrative Agent its share of any Revolving Credit Loan when and to the full extent required by the provisions of this Agreement shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-delinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans. The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the non-delinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the non-delinquent Banks, the Banks’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency. No Delinquent Bank shall have a right to participate in any vote taken by the Banks hereunder, which shall be calculated as if the Commitments of the Delinquent Bank did not exist.

     8.5. Payments.

     (a) All payments and prepayments of principal of and interest on Revolving Credit Loans (other than Swingline Loans) received by the Administrative Agent shall be paid to each of the Banks pro rata in accordance with their respective interests in such Loans; and any other payments received by the Administrative Agent hereunder shall be paid to the Banks or the Administrative Agent or both pro rata as their respective interests appear. All such payments received by the Administrative Agent hereunder for the accounts of the Banks prior to 1:00 p.m. on any Business Day shall be paid to the Banks on such Business Day and all such payments received by the Administrative Agent hereunder for the accounts of the Banks at or after 1:00 p.m. shall be paid to the Banks on the next Business Day.

     (b) Each of the Banks and the Administrative Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by the exercise of the right of set-off or banker’s lien, by counterclaim or cross action, by the enforcement of any right hereunder or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared among the Banks, which, as compared to the amounts theretofore received by the other Banks with respect to such principal, interest or fees, is in excess of such Bank’s pro rata share of such principal, interest or fees as provided in this Agreement, such Bank shall share such excess, less the costs and expenses (including, reasonable attorneys’ fees and disbursements) incurred by such Bank in connection with such realization, exercise, claim or action, pro rata with all other Banks in proportion to their respective interests therein, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participation interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     8.6. Action by Administrative Agent.

     (a) The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall have no duty to exercise any right or power or remedy hereunder or under any other document or instrument executed and delivered in connection with or as contemplated by this Agreement or to take any affirmative action hereunder or thereunder.

     (b) The Administrative Agent shall keep all records of the Loans and payments hereunder, and shall give and receive notices and other communications to be given or received by the Administrative Agent hereunder on behalf of the Banks.

     (c) Upon the occurrence and during the continuance of an Event of Default the Administrative Agent may, and upon the direction of the Majority Banks pursuant to Section 7.2 the Administrative Agent shall, exercise the option of the Banks pursuant to Section 7.2 to declare all Loans and other Obligations immediately due and payable and may take such action as may appear necessary or desirable to collect the Obligations and enforce the rights and remedies of the Administrative Agent or the Banks.

     8.7. Notification of Defaults and Events of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks.

     8.8. Consultation with Experts. The Administrative Agent shall be entitled to retain and consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such counsel, accountants or experts. The Administrative Agent may employ administrative agents and attorneys-in-fact and shall not be liable to the Banks for the default or misconduct of any such administrative agents or attorneys.

     8.9. Liability of Administrative Agent. The Administrative Agent shall exercise the same care to protect the interests of each Bank as it does to protect its own interests, so that so long as the Administrative Agent exercises such care it shall not be under any liability to any of the Banks, except for the Administrative Agent’s gross negligence or willful misconduct with respect to anything it may do or refrain from doing. Subject to the immediately preceding sentence, neither the Administrative Agent nor any of its directors, officers, administrative agents or employees shall be liable for any action taken or not taken by it in connection herewith in its capacity as Administrative Agent. Without limiting the generality of the foregoing, neither the Administrative Agent nor any of its directors, officers, administrative agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any Loan Document, or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Sections 3.1 or 3.2, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, enforceability or genuineness of this Agreement, the Subsidiary Guarantees, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telecopy or similar writing) believed by it to be genuine or to be signed or sent by the proper party or parties.

     8.10. Indemnification. Each Bank and each Issuing Bank agrees to indemnify the Administrative Agent (to the extent the Administrative Agent is not reimbursed by the Borrower), ratably in accordance with its Revolving Credit Commitment Percentage, from and against any cost, expense (including attorneys’ fees and disbursements), claim, demand, action, loss or liability which the Administrative Agent may suffer or incur in connection with this Agreement, or any action taken or omitted by the Administrative Agent hereunder, or the Administrative Agent’s relationship with the Borrower hereunder, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers and duties hereunder and of taking or refraining from taking any action hereunder, but excluding any costs, expenses or losses directly arising from the Administrative Agent’s gross negligence or willful misconduct. No payment by any Bank under this Section shall in any way relieve the Borrower of its obligations under this Agreement with respect to the amounts so paid by any Bank, and the Banks shall be subrogated to the rights of the Administrative Agent, if any, in respect thereto.

     8.11. Independent Credit Decision. Each of the Banks represents and warrants to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 4.7 and such other documents and information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each of the Banks acknowledges that it has not relied upon any representation by the Administrative Agent and that the Administrative Agent shall not be responsible for any statements in or omissions from any documents or information concerning the Borrower, this Agreement, any other Loan Document or any other document or instrument executed and delivered in connection with or as contemplated by this Agreement. Each of the Banks acknowledges that it will, independently and without reliance upon the Administrative Agent or other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     8.12. Successor Administrative Agent. Fleet, or any successor Administrative Agent, may resign as Administrative Agent at any time by giving 30 days prior written notice thereof to the Banks and to the Borrower. Upon any such resignation, the Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank (or Affiliate thereof) or savings and loan association organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America or any State thereof and having a combined capital, surplus and undivided profits of at least $500,000,000 and shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all further duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     8.13. Other Agents. None of the Banks identified on the facing page, the preamble or the signature pages of this Agreement as a "syndication agent" or a "co-documentation agent" shall have any right, power, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION IX

MISCELLANEOUS

     9.1. Notices. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when sent by electronic facsimile transmission with confirmation of receipt if sent prior to 5:00 p.m. of the recipient’s prevailing time, and otherwise deemed to have been given on the next Business Day, (iii) three (3) Business Days after being sent certified mail, return receipt requested, and properly deposited in the mails, postage prepaid, or (iv) one (1) Business Day after being delivered to an overnight courier, addressed to such party at its address indicated below:

     If to the Borrower, at

          Ross Stores, Inc.
          8333 Central Avenue
          Newark, CA 94560
          John G. Call, Senior Vice President and
               Chief Financial Officer
          Fax: (510) 505-4181

     with a copy to

          Latham & Watkins
          505 Montgomery Street
          Suite 1900
          San Francisco, CA 94111-2566
          Attention: Kenneth Blohm, Esq.
          Telecopy: (415) 395-8095

     If to the Administrative Agent or Fleet, at

          Fleet National Bank
          Mail Stop: MA DE 10008F
          40 Broad Street
          Boston, Massachusetts 02109
          Attention: Stephen J. Garvin
          Telecopy: (617) 434-6685

     with a copy to

          Goulston & Storrs, P.C.
          400 Atlantic Avenue
          Boston, Massachusetts 02110
          Attention: Philip A. Herman, Esq.
          Telecopy: (617) 574-4112

     If to any Bank, at the address for such Bank set forth on Schedule 1 or at any other address specified by such party in writing to the other parties listed in this Section 9.1. Notwithstanding the foregoing, the Administrative Agent and the Banks shall have been deemed for all purposes to have delivered any notice required to be delivered to the Borrower Affiliated Group by this Agreement or otherwise, by sending such notification to the address set forth above for the “Borrower.”

     9.2. Expenses. The Borrower shall:

     (a) pay ten (10) days after receipt of notice by Borrower all reasonable expenses of the Administrative Agent in connection with the preparation, documentation, negotiation and execution of this Agreement, the other Loan Documents or other documents executed in connection therewith, and the consummation of the transactions contemplated hereby and thereby, and any amendments (or other modifications, approvals, consents or waivers) thereto, out-of-pocket expenses incurred in administration of the Loans or other Obligations, and the cancellation or termination of this Agreement and the other Loan Documents, including, without limitation, with respect to all the foregoing, reasonable fees of outside legal counsel and any local counsel, accounting, consulting or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any examinations conducted in connection with the Obligations therefor;

     (b) pay ten (10) days after receipt of notice by Borrower all reasonable expenses of the Arranger and the Administrative Agent incurred in connection with the syndication and/or participation of the Loans, provided, however, that all such expenses incurred prior to the Closing Date shall be paid on the Closing Date; and

     (c) pay ten (10) days after receipt of notice by Borrower all reasonable expenses of the Administrative Agent, the Banks, the Arranger and the Co-Arranger incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any insolvency or appellate proceedings), including, without limitation, reasonable fees of outside legal counsel, any local counsel or the allocated costs of in-house legal counsel;

and the amount of all the foregoing expenses shall, from the end of such ten (10) day period until paid, bear interest at the Prime Rate (including any default rate).

     9.3. Indemnification. The Borrower absolutely and unconditionally indemnifies and holds harmless the Administrative Agent, the Arranger, the Co-Arranger and each of the Banks against any and all claims, demands, suits, actions, causes of action, damages, losses, settlement payments, obligations, costs, expenses (including, without limitation, reasonable fees and disbursements of a single legal counsel (and local counsel in any particular jurisdiction) incurred in connection with any investigation, litigation or other proceeding) and all other liabilities whatsoever which shall at any time or times be incurred or sustained by the Administrative Agent, the Arranger, the Co-Arranger or any of the Banks or by any of their shareholders, directors, officers, employees, subsidiaries, affiliates or administrative agents (other than as a result of the gross negligence or willful misconduct of the Administrative Agent, the Arranger, the Co-Arranger or any of the Banks) on account of, or in relation to, or in any way in connection with, the use of the proceeds of the loans, the violation of any Environmental Laws or laws relating to Hazardous Materials with respect to the Borrower and its Subsidiaries and their respective properties and assets, and any of the arrangements or transactions contemplated by, associated with or ancillary to either this Agreement or any of the other Loan Documents, whether or not all or any of the transactions contemplated by, associated with or ancillary to this Agreement or any such Loan Documents are ultimately consummated. Without prejudice to the survival of any other covenant of the Borrower hereunder, the covenants of this Section 9.3 shall survive the termination of this Agreement and the payment or satisfaction of payment of amounts owing with respect to any Loan Document.

     9.4. Set-Off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from any Bank or any of its branch or affiliate offices to the Borrower or any other member of the Borrower Affiliated Group may, at any time and from time to time upon and during the continuation of an Event of Default, without notice to the Borrower or such member of the Borrower Affiliated Group or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by any Bank against any and all obligations of the Borrower or such member of the Borrower Affiliated Group to such Bank or any of its affiliates in such manner as the head office of the Bank or any of its branch offices in their sole discretion may determine (with notice to be given to the Borrower promptly thereafter).

     9.5. Term of Agreement. This Agreement shall continue in force and effect so long as any Bank has any commitment to make Loans hereunder or any Loan or any Obligation shall be outstanding.

     9.6. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder, under any Loan Document or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     9.7. Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to any conflicts of laws provisions contained therein). Any legal action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Obligation may be instituted, in the Administrative Agent’s sole discretion, in (a) the courts of the State of New York or the United States of America for the Southern District of New York, and (b) any appellate court to which appeals may be taken from the courts referred to in (a), and each of the Borrower, the Administrative Agent and each Bank hereby irrevocably submits to the jurisdiction of each such court in any such action or proceeding; provided, however, that the foregoing shall not limit the Administrative Agent’s rights to bring any legal action or proceeding in any other appropriate jurisdiction.

     9.8. Amendments, Waivers, Etc. Except as otherwise expressly provided in this Agreement or any of the other Loan Documents: (i) each of the Loan Documents may be modified, amended or supplemented in any respect whatever only with the prior written consent or approval of the Majority Banks and the Borrower; and (ii) the performance or observance by the Borrower of any of its covenants, agreements or obligations under any of the Loan Documents may be waived only with the written consent of the Majority Banks; provided, however, that the following changes shall require the written consent, agreement or approval of all of the Banks: (A) any decrease in the amount of or postponement of the regularly scheduled or otherwise required payment date for any of the Obligations (including, without limitation, principal, interest and fees); (B) any decrease in the interest rate on any Loan or the Commitment Fees due under this Agreement; (C) any increase in the Commitment or Revolving Credit Commitment Percentage of any of the Banks, except as permitted by Section 9.10; (D) any change in the definition of Majority Banks; (E) the release or termination of any Subsidiary Guarantee, and (F) any change in the terms of this Section 9.8. Any change to Section IX or any other provision of this Agreement affecting the rights or obligations of the Administrative Agent shall not be amended or modified without the prior or concurrent written consent of the Administrative Agent.

     9.9. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that (i) the Borrower may not assign or transfer its rights or obligations hereunder, and (ii) no Bank may assign or transfer its rights or obligations hereunder to any Person except in accordance with the provisions of Section 9.10.

     9.10. Successors and Assigns.

     (i) Any Bank may at any time grant to one or more banks or other financial institutions (each, a “Participant”) participating interests in any of its Commitments or any or all of its Loans in an amount and on such terms as such Bank may deem appropriate. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such participation agreement may provide that such Bank will not agree, without the consent of the Participant, to any modification, amendment or waiver of this Agreement requiring the consent, agreement or approval of all of the Banks, as described in Section 9.8. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.16 with respect to its participating interest.

     (ii) Any Bank (except the Swingline Lender with respect to the Swingline Loans and the Swingline Commitment, unless assigned as part of an Administrative Agent transfer under Section 8.12) may at any time assign to one or more Eligible Assignees all, or a part of all, of its rights, interests and obligations under this Agreement on such terms, as between such Bank and each of its Eligible Assignees, as such Bank may deem appropriate, and each Eligible Assignee shall assume such rights, interests and obligations, pursuant to an instrument executed by such Assignee and such assignor Bank substantially in the form of Exhibit F hereto (an “Assignment and Assumption”); provided, however, that (A) prior to assigning any interest to any Eligible Assignee hereunder, such Bank will (x) notify the Borrower and the Administrative Agent in writing identifying the proposed Eligible Assignee and stating the aggregate principal amount of the proposed interest to be assigned, and (y) receive the prior written consent of the Administrative Agent and, prior to the occurrence (which is continuing) of an Event of Default, the Borrower, which consent may not be unreasonably withheld by either the Borrower or the Administrative Agent, and (B) no Bank will assign to any Eligible Assignee less than an aggregate amount equal to the lesser of (x) $5,000,000 of such Bank’s Commitments and interest on the Loans (as such interest may be reduced pursuant to the terms hereof) or (y) the remaining amount of such Bank’s Commitments. It is understood and agreed that the proviso contained in the immediately preceding sentence shall not be applicable in the case of, and this subsection (ii) shall not restrict an assignment or other transfer by any Bank to an Affiliate of such Bank or to any other Bank or a collateral assignment or other similar transfer to a Federal Reserve Bank or an assignment required under applicable law. Upon execution and delivery of such an Assignment and Assumption and payment by such Eligible Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Eligible Assignee, such Eligible Assignee shall be a Bank party to this Agreement and shall have all the rights, interests and obligations of a Bank with the Commitments as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

     (iii) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.16 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     (iv) Assignments require a fee payable to the Administrative Agent by the transferor Bank, solely for the account of the Administrative Agent, in the amount of $3,500.

     9.11. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument and each counterpart shall be deemed an original.

     9.12. Partial Invalidity. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

     9.13. Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE BANKS AND THE ADMINISTRATIVE AGENT MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, COUNTERCLAIM OR DEFENSE BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO ENTER INTO THIS AGREEMENT AND TO MAKE LOANS AND EXTEND CREDIT TO THE BORROWER. The Borrower (i) certifies that neither the Administrative Agent, nor any Bank nor any representative, administrative agent or attorney of the Administrative Agent or any Bank has represented, expressly or otherwise, that the Administrative Agent or any Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement and the other Loan Documents to which the Borrower is a party, the Administrative Agent and the Banks are relying upon, among other things, the waivers and certifications contained in this Section 9.14.

     9.15. Entire Agreement. This Agreement and the other Loan Documents constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

     9.16. Replacement of Loan Documents, Etc. Upon receipt of an affidavit of an officer of any Bank as to the loss, theft, destruction or mutilation of one or more of the Loan Documents which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Loan Document and, with respect to any instrument, the customary indemnification of the Borrower by such Bank, the Borrower will issue, in lieu thereof, a replacement Loan Document containing the same terms and conditions.

     9.17 USA PATRIOT Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L.107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act; and the Borrower agrees to provide the Administrative Agent and the Banks with any such information as the Administrative Agent or any Bank may reasonably request.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

The Borrower:

ROSS STORES, INC.

By:	/s/ J. Call
Name: John G. Call
Title: Chief Financial Officer

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

The Administrative Agent:

FLEET NATIONAL BANK,
as Administrative Agent, and individually as a Bank

By:	/s/ Linda Alto
Name: Linda Alto
Title: Director

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

WACHOVIA BANK, N.A.,
as a Bank, and in its capacity as Syndication Agent

By:	/s/ Kimberley A. Quinn
Name: Kimberley A. Quinn
Title: Director

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

BANK ONE, NA,
as a Bank, and in its capacity as Co-Documentation Agent

By:	/s/ Marion M. Church
Name: Marion M. Church
Title: Associate

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

BNP PARIBAS
as a Bank, and in its capacity as Co-Documentation
Agent

By:	/s/ Katherine Wolfe
Name: Katherine Wolfe
Title: Director

By:	/s/ Sandra F. Bertram
Name: Sandra F. Bertram
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

WELLS FARGO BANK,
as a Bank, and in its capacity as Co-Documentation
Agent

By:	/s/ Jeff Bailard
Name: Jeff Bailard
Title: Vice President

By:	/s/ Roger J. Fleischmann
Name: Roger Fleischmann
Title: Senior Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

FLEET SECURITIES, INC.

By:	/s/ Jennifer P. Dumas
Name: Jennifer P. Dumas
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Kimberley A. Quinn
Name: Kimberley A. Quinn
Title: Director

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

BANK OF THE WEST

By:	/s/ Rochelle Dineen
Name: Rochelle Dineen
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Theresa L. Rocha
Name: Theresa L. Rocha
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gregory L. Dryden
Name: Gregory L. Dryden
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Michael J. Vegh
Name: Michael J. Vegh
Title: Portfolio Manager

By:	/s/ Robert W. Boswell
Name: Robert W. Boswell
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

NATIONAL CITY BANK

By:	/s/ Joseph L. Kwasny
Name: Joseph L. Kwasny
Title: Senior Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

SOUTHTRUST BANK

By:	/s/ Price Chenault
Name: Price Chenault
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

SUNTRUST BANK

By:	/s/ Brian M. Davis
Name: Brian M. Davis
Title: Director

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

THE BANK OF NEW YORK

By:	/s/ Randolph E.J. Medrano
Name: Randolph E.J. Medrano
Title: Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

GUARANTY BANK

By:	/s/ Daniel K. Guth
Name: Daniel K. Guth
Title: Senior Vice President

Counterpart signature page to
Amended and Restated
Revolving Credit Agreement,
dated as of March 31, 2004,
among Ross Stores, Inc.,
Fleet National Bank, as Administrative Agent,
and certain other Lending Institutions

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Amir Barash
Name: Amir Barash
Title: First Vice President

By:	/s/ Lucas Ramirez
Name: Lucas Ramirez
Title: Assistant Manager

SCHEDULE 1

Commitment Amounts and Revolving Credit Commitment Percentages

		Commitment	Commitment
1)	Bank	Amount	Percentage
	Fleet National Bank	$75,000,000 *	12.5000%
	100 Federal Street
	Boston, MA 02110

	Wachovia Bank, N.A.	$75,000,000	12.5000%
	One Wachovia Center
	301 South College Street
	Charlotte, NC 28288

	Bank One, NA	$67,500,000	11.2500%
	One Bank One Plaza
	Chicago, IL 60670

	Wells Fargo Bank	$57,500,000	9.5833%
	555 Montgomery Street
	San Francisco, CA 94104

	U.S. Bank National Association	$50,500,000	8.4167%
	7th & Washington
	St. Louis, MO 63101

	Union Bank of California, N.A.	$48,500,000	8.0833%
	350 California Street
	San Francisco, CA 94104

	KeyBank National Association	$48,500,000	8.0833%
	70 Federal Street
	Boston, MA 02110

	BNP Paribas	$42,500,000	7.0833%
	1 Front Street
	San Francisco, CA 94111

National City Bank	$25,000,000	4.1667%
155 E. Broad Street
Columbus, Ohio 43251-0077

Southtrust Bank	$25,000,000	4.1667%
600 West Peachtree Street
Atlanta, GA 30308

SunTrust Bank	$25,000,000	4.1667%
303 Peachtree Street
Atlanta, GA 30308

The Bank of New York	$20,000,000	3.3333%
One Wall Street
New York, NY 10286

Guaranty Bank	$15,000,000	2.5000%
300 Capital Mall
Suite 1550
Sacramento, CA 95814

Bank of the West	$15,000,000	2.5000%
180 Montgomery Street, 25th Floor
San Francisco, CA 94111

Israel Discount Bank of New York	$10,000,000	1.6667%
511 Fifth Avenue, 6th Floor
New York, NY 10017

TOTAL	$600,000,000.00	100.00%
____________________
*$60,000,000 of Fleet’s Commitment Amount constitutes the Swingline Commitment of Fleet in its capacity as the Swingline Lender.

SCHEDULE 2

Carryover Letters of Credit

		Expiry
Issuer (Beneficiary)	Amount	Date
Fleet Bank (Ace American Insurance Company)	413,309	5/5/2004
Fleet Bank (Bank of N.T. Butterfield and Son Limited)	12,623,605	12/13/2004

EXHIBIT A

[FORM OF NOTICE OF BORROWING OR CONVERSION]

ROSS STORES, INC.

Fleet National Bank, as Administrative Agent
40 Broad Street, 10th Floor
Boston, Massachusetts 02109

Re:	Amended and Restated Revolving Credit Agreement
Dated as of March 31, 2004 the “Agreement”)

Ladies and Gentlemen:

     Pursuant to Section 2.4 of the Agreement the undersigned hereby [requests] [confirms its request made by telephone on ___________________, 200__] for a [Prime Rate] [LIBOR] [Swingline] Loan in the amount of $_______________ to be effective on ______________________, 200__. We understand that this request is irrevocable and binding on us and obligates us to accept the requested [Prime Rate] [LIBOR] [Swingline] Loan on such date.

     [The Interest Period applicable to said Loan will be [one] [two] [three] [six] months.]*

     [You have quoted us an interest rate for such Swingline Loan of ________ in accordance with Section 2.9(a) of the Agreement. If such interest rate is no longer applicable for such Swingline Loan as of the date of this request, we may revoke this request notwithstanding the introductory paragraph of this notice.]**

     [Said Loan represents a [conversion] [continuation] of the [Prime Rate] [LIBOR] Loan in respect of [a Revolving Credit Loan] made on _________________.]***

     We hereby certify (a) that the aggregate outstanding principal amount of the Revolving Credit Loans, plus (without duplication) the aggregate principal amount of all Swingline Loans outstanding, plus the aggregate Stated Amount of Letters of Credit outstanding, plus the aggregate amount of all unreimbursed draws under outstanding Letters of Credit, on today’s date is $__________, (b) that we will use the proceeds of the requested Loan in accordance with the provisions of the Agreement, (c) that the representations and warranties contained or referred to in Section IV of the Agreement are true and accurate in all material respects on and as of the effective date of the Loan requested hereby as though made at and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date), and (d) that [no Default or Event of Default has occurred and is continuing or will result from the making of the Loan]+ [no Event of Default has occurred and is continuing or will result from the conversion or continuation of the Loan]***.

A-1

ROSS STORES, INC.

Date:
Title:

*	To be inserted in any request for a LIBOR Loan.
**	To be inserted in any request for a Swingline Loan.
***	To be inserted in any request for a conversion or continuation.
+	To be inserted in any request for a new Loan.
++	To be inserted in any request for a continuation.

A-2

EXHIBIT B

INDEBTEDNESS; ENCUMBRANCES

6.1(d). Indebtedness of the Borrower as of the Closing Date

1.	$50 million Senior Unsecured Delayed Draw Term Loan, maturing December 2006

2.	$87.3 million obligation under five year synthetic lease agreement, expiring May 2006 (classified as “debt” per loan covenants)

3.	$70 million obligation under ten year synthetic lease agreement, expiring July 2013 (classified as “debt” per loan covenants)

4.	$19.7 million obligation under two year synthetic lease obligation, expiring December 2005 (classified as “debt” per loan covenants)

6.2(b). Guarantees (Standby Letters of Credit) of the Borrower as of the Closing Date

		Expiry
Issuer (Beneficiary)	Amount	Date
Bank of Butterfield (Green Island Reinsurance Pool)	22,623,605	1/1/2005
SouthTrust Bank (Old Republic Insurance Company)	18,200,000	9/26/2004
Fleet Bank (Ace American Insurance Company)	413,309	5/5/2004
Wells Fargo (Old Republic Insurance Company)	21,559,088	1/31/2005
SouthTrust Bank (Lumbermens Mutual Casualty Company	416,489	5/16/2004
Fleet Bank (Bank of N.T. Butterfield and Son Limited)	12,623,605	12/13/2004

6.4(b). Encumbrances

$19.7 million obligation under a two-year synthetic lease, expiring December 2005, in respect of certain POS equipment.

B-1

EXHIBIT C

DISCLOSURE

4.1. Borrower Affiliated Group (at Closing Date)

Federal
Affiliate	Tax ID #	State of Incorporation
Ross Stores, Inc.	94-1390387	Delaware
Ross Dress for Less, LLC	94-3394968	California
Ross Support Services, LLC	94-3394915	California
Ross Stores Administration Company	94-3288850	California
Ross Stores Asset Management Company	94-3288846	California
Ross Stores Asset II Company	94-3288849	California
Ross Stores Asset I Company	94-3288847	California
Ross Penngen, Inc.	94-3318072	California
Ross Pennlim, Inc.	94-3318073	California
Ross Limited Partner, LLC	94-3394918	California
Ross General Partner, LLC	94-3394917	California
Ross Newark, Inc. (Ross Newark Company)	94-3040811	California
Ross Stores Resources, Inc.	94-3288855	California
Ross Realty, Inc.	94-3040812	California
Ross Distribution, Inc.	94-3412776	California
Ross Stores Pennsylvania, LP	94-3318074	Pennsylvania
Retail Assurance Group, Ltd.	98-0126155	Bermuda
Ross Florida Dress for Less, LC	94-3288857	Florida
Ross Stores Texas, LP	94-3395130	Texas
Ross Card Services Company	73-1689613	Virginia
Ross Dress for Less, Inc.	20-0594333	Virginia
Ross Merchandising, Inc.	20-0583163	Delaware

4.6. Franchises, Patents, Copyrights, Etc.

     None to report.

4.10. Taxes

The Borrower has issued waivers of the statute of limitations, extending the time for completion of certain tax audits, in the following jurisdictions:

Jurisdiction	Tax Period	Extended to
New York State
(Sales & Use Tax)	FY 2000 - 2003	June 20, 2004

New York State
(Income Tax)	FY 1999 – 2000	Aug 15, 2004
City of Lakewood
(Sales & Use)	Apr 2000 - Mar 2003	May 31, 2004

New Jersey
(Sales & Use)	Apr 1995 – Dec 1998	May 31, 2004

4.11 Litigation

     None to report.

4.12 Subsidiaries

     No Significant Subsidiaries as of the Closing Date.

4.15 Environmental Matters

     None to report.

4.20 Certain Transactions

On August 11, 2000, the Company made an interest-free relocation loan of $2,500,000 to Mr. Peters, secured by a deed of trust on his principal residence. All outstanding principal under the loan is due and payable on the earliest to occur of (i) July 31, 2008, (ii) 120 days following any termination of Mr. Peters’ employment with the Company, or (iii) any sale, transfer or hypothecation of all or any part of the property referenced in the deed of trust.

The Company paid $4.0 million, $2.2 million and $1.1 million for children’s apparel purchases at fair market value from The Gymboree Corporation in fiscal 2003, 2002 and 2001. Stuart G. Moldaw, a director and Chairman Emeritus of the Company, is also a director and Chairman Emeritus of The Gymboree Corporation.

EXHIBIT D

[FORM OF OPINION OF COUNSEL TO THE
BORROWER AFFILIATED GROUP]

[L&W San Francisco office letterhead]

[March 31], 2004

Fleet National Bank, as Administrative Agent
40 Broad Street, 10th Floor
Boston, Massachusetts 02110

Re:	Amended and Restated Revolving Credit Agreement
dated as of [March 31], 2004

Ladies and Gentlemen:

     We have acted as special counsel to Ross Stores, Inc., a Delaware corporation (the “Borrower”) in connection with that certain Amended and Restated Revolving Credit Agreement dated as of [March 31], 2004 (the “Credit Agreement”) among the Banks, Fleet National Bank as Administrative Agent and the Borrower.

     This letter is rendered to you pursuant to Section 3.1.11 of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge or awareness (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the following:

(a)	the Credit Agreement;

(b)	the certificate of incorporation and bylaws of the Borrower (the “Governing Documents”); and

(c)	(i) the Lease Agreement dated as of May 10, 2001 between the Borrower and BNP Paribas Leasing Corporation (the “Lease”), and the “Operative Documents” (as such term is defined in the Lease), (ii) the Senior Unsecured Delayed Draw Term Loan Agreement dated as of June 26, 2002 (the “Term Loan Agreement”) among the Borrower, Fleet National Bank, Fleet Securities, Inc. and the other lending institutions party thereto, and (iii) the Participation Agreement dated as of July 23, 2003 (the “Participation Agreement”) among Ross Distribution, Inc, the Borrower, Wachovia Development Corporation, Wachovia Bank, National Association and the financial institutions party thereto, and the “Operative Documents” (as such term is defined in the Participation Agreement) (collectively, the “Material Agreements”).

     With your consent, we have relied upon the foregoing, including the representations and warranties of the Borrower in the Credit Agreement, and upon certificates of officer(s) of the Borrower and of others with respect to certain factual matters. We have not independently verified such factual matters. Whenever a statement herein is qualified by “to our knowledge” or a similar phrase, it is intended to indicate that those attorneys in this firm who have rendered legal services in connection with the execution and delivery of the Credit Agreement do not have current actual knowledge of the inaccuracy of such statement. However, except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement.

     We have assumed, with your permission and without independent investigation, that each Bank is a commercial lender or a financial institution which makes loans in the ordinary course of its business and that it will make each Loan under the Credit Agreement to be made by it for its own account in the ordinary course of its commercial banking or lending business and not with a view to or for sale in connection with any distribution in violation of any applicable securities laws. In addition, we have assumed that the parties to the Credit Agreement have not entered into any agreements of which we are unaware that modify the terms of the Credit Agreement and have not otherwise expressly or by implication waived, or agreed to any modification of, the Credit Agreement. We also advise you that the Borrower has informed us that it has no court and administrative orders, writs, judgments and decrees specifically directed to it that are material to it.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York and with respect to our opinions set forth in paragraphs 1 and 2 of this letter, the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within any state.

     Our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers in unsecured revolving loan transactions, provided that no opinion is expressed as to securities laws, tax laws, usury laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, margin regulations, NASD rules, pension or employee benefit laws, compliance with fiduciary duty requirements, environmental laws, or other laws excluded by customary practice. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status or nature or extent of the business of any parties to the Credit Agreement or of any of their affiliates.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

     1. The Borrower is a corporation and is validly existing and in good standing under the DGCL with corporate power and authority to own its properties and conduct its business and to enter into the Credit Agreement and perform its obligations thereunder. Based on certificates from public officials, we confirm that the Borrower is qualified to do business in the following States: New York, California, Pennsylvania and South Carolina.

     2. The execution, delivery and performance of the Credit Agreement by the Borrower have been duly authorized by all necessary corporate action of the Borrower, and the Credit Agreement has been duly executed and delivered by the Borrower.

     3. The Credit Agreement constitutes a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

     4. The execution and delivery of the Credit Agreement by the Borrower and its borrowing and repayment of loans thereunder, on the date hereof do not:

(i)	violate the provisions of the Borrower’s Governing Documents,

(ii)	to our knowledge, result in the breach of or a default under any of the Material Agreements,

(iii)	violate any federal or New York statute, rule or regulation applicable to the Borrower, or

(iv)	require any consents, approvals, authorizations to be obtained by the Borrower, or any registrations, declarations or filings to be made by the Borrower, under any federal or New York statute, rule or regulation applicable to the Borrower that have not been obtained or made.

     5. The Borrower is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

     Latham & Watkins LLP is not representing the Borrower in any litigation and Ken Blohm and Kevin Burnett, the principal attorneys in this firm who have rendered legal services in connection with the execution and delivery of the Credit Agreement, have no knowledge of any specific litigation to which the Borrower is a party.

     The opinions expressed in paragraph 3 are further subject to the following limitations, qualifications and exceptions:

     (a) the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

     (b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which any proceeding therefor may be brought;

     (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and

     (d) we express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or, except for provisions by which a party agrees to submit to the jurisdiction of the New York courts in respect of any action or proceeding arising out of or relating to the Credit Agreement, jurisdiction or venue; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) restrictions upon non-written modifications and waivers; (iv) provisions authorizing or validating conclusive or discretionary determinations; (v) grants of setoff rights; (vi) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (vii) provisions for the payment of attorneys' fees where such payment is contrary to law or public policy; (viii) proxies, powers and trusts; (ix) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (x) provisions for liquidated damages, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies; and (xi) provisions for default interest to the extent such default interest is a penalty or is manifestly unreasonable.

     In rendering the opinions expressed in paragraph 4 insofar as they require interpretation of the Material Agreements, with your consent, (i) we have assumed that all courts of competent jurisdiction would enforce such agreements in accordance with their plain meaning, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of New York in resolving such questions, although certain of the Material Agreements may be governed by other laws, (iii) we express no opinion with respect to the effect of any discretionary action or inaction by the Borrower under the Credit Agreement or the Material Agreements which may result in a breach or default under any Material Agreement, and (iv) we express no opinion with respect to any matters which require the performance of a mathematical calculation or the making of a financial or accounting determination. Because certain of the Material Agreements may be governed by laws other than New York law, this letter may not be relied upon as to whether a breach or default would occur under the law actually governing such Material Agreements. We also note that Section 6.1(c) of the Term Loan Agreement and Section 6.1(t)(iii) of the Participation Agreement each permits the Borrower and its subsidiaries to incur “Indebtedness” (as defined in each such agreement) “so long as the material terms of such Indebtedness are no more restrictive with respect to covenants and events of default or other material provisions than the terms and conditions set forth herein and in the other [related] Documents.” We express no opinion as to (i) whether the Credit Agreement satisfies this requirement of the Term Loan Agreement and the Participation Agreement, respectively or (ii) whether the Borrower has delivered any compliance certificates which may be required by the Material Agreements in connection with incurrence of indebtedness under the Credit Agreement.

     With your consent, we have assumed for purposes of this opinion that: all parties to the Credit Agreement other than the Borrower are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization; all parties to the Credit Agreement other than the Borrower have the requisite power and authority to execute and deliver the Credit Agreement and to perform their respective obligations under the Credit Agreement; and the Credit Agreement has been duly authorized, executed and delivered by the parties thereto other than the Borrower and constitute their legally valid and binding obligations, enforceable against them in accordance with their terms.

     With your consent, we have further assumed for purposes of this opinion that all parties to the Credit Agreement other than the Borrower have complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California. Failure to so be in compliance can make a contract voidable at the election of the other party pursuant to California Revenue and Taxation Code Section 23304.1. However, under California Revenue and Taxation Code Section 23305.1, a taxpayer may obtain relief from these voidability provisions by paying the tax owed, along with certain penalties, and following the other procedures set out in such section.

     This letter is furnished only to you and is solely for your benefit and the benefit of the other Banks party to the Credit Agreement as of the date hereof in connection with the transactions covered hereby. This letter may not be relied upon by you or such Banks for any other purpose, or furnished to, assigned to, quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 9.10 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

EXHIBIT E

[FORM OF REPORT OF CHIEF FINANCIAL OFFICER]

ROSS STORES, INC.

REPORT OF CHIEF FINANCIAL OFFICER OR TREASURER

     Ross Stores, Inc. (the “Borrower”) HEREBY CERTIFIES that:

     This Report is furnished pursuant to Section 5.1(c) of the Amended and Restated Revolving Credit Agreement, dated as of March 31, 2004 (as amended, modified or otherwise supplemented, the “Agreement”), by and among the Borrower, the Banks under (and as defined in) the Agreement, and Fleet National Bank, as administrative agent (the “Administrative Agent”). Unless otherwise defined herein, the terms used in this Report have the meanings given to them in the Agreement.

     As required by Sections 5.1[(a)] [(b)] of the Agreement, a Consolidated balance sheet of the Borrower and its Subsidiaries for the [year/quarter] ended ___________________, 200_ and a related Consolidated statement of income, Consolidated statement of stockholders’ equity and Consolidated statement of cash flows for the period then ended (the “Financial Statements”) prepared in accordance with GAAP accompany this Report. The Financial Statements present fairly the Consolidated financial position of the Borrower and its Consolidated Subsidiaries as at the date thereof and the Consolidated results of operations of the Borrower and its Consolidated Subsidiaries for the period covered thereby (subject only to normal, recurring year-end adjustments).

     The figures set forth in Schedule A for determining compliance by the Borrower and its Consolidated Subsidiaries with the financial covenants contained in the Agreement are true and complete as of the date hereof.

     The activities of the Borrower and its Subsidiaries during the period covered by the Financial Statements have been reviewed by the [Chief Financial Officer] [Treasurer] or by employees or agents under his immediate supervision. Based on such review, to the best knowledge and belief of the [Chief Financial Officer] [Treasurer], and as of the date of this Report, there exists no Default or Event of Default or condition which would, with the giving of notice or the lapse of time or both, result in a Default or an Event of Default.*

     WITNESS my hand this ____ day of _____________________, 200__.

ROSS STORES, INC.

By:
Title: [Chief Financial Officer] or [Treasurer]
____________________

*
If a Default or Event of Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

SCHEDULE A
to
EXHIBIT E

FINANCIAL COVENANTS

As of ____________

Adjusted Interest Coverage Ratio (Section 6.6)

MINIMUM:	2.0 : 1.0

ACTUAL:

(i)	EBITDAR
	(a)	EBITDA:
		(I)	Consolidated net income (in accordance with GAAP)	$
		(II)	Consolidated Total Interest Expense	$
		(III)	Consolidated income taxes	$
		(IV)	Consolidated depreciation	$
		(V)	Consolidated amortization	$
		(VI)	Extraordinary non-cash losses (that will not become cash losses in a later fiscal period)	$
		(VII)	Total EBITDA
			(sum of lines (I) through (VI)	$
	(b)	Consolidated Rent Expense		$
	(c)	EBITDAR (line (a)(VII) plus line (b))			$

(ii)	Consolidated Total Interest Expense plus Consolidated Rent Expense
	(a)	Consolidated Total Interest Expense		$
	(b)	Consolidated Rent Expense		$
	(c)	Line (a) plus line (b)			$

(iii)	Line (i)(c) divided by line (ii)(c)				____ : 1.0

Adjusted Debt to Total Capitalization Ratio (Section 6.7)

MINIMUM:	75%

ACTUAL:

(i)	Consolidated Adjusted Debt
	(a)	Indebtedness of Borrower
(on a Consolidated basis)
(excluding items listed in (i)(b)
		through (i)(e) below)	$
	(b)	Obligations under Capitalized Leases	$
	(c)	Obligations under Synthetic Leases	$
	(d)	Obligations under Guarantees	$
	(e)	Obligations under Standby
		Letters of Credit	$
	(f)	6 times Consolidated Rent Expense	$
	(g)	Lines (a) plus (b) plus (c)
		plus (d) plus (e) plus (f)		$

(ii)	Stockholders’ Equity			$

(iii)	Consolidated Adjusted Debt (line (i)(g))
	plus Stockholders’ Equity (line (ii))			$

(iv)	Line (i)(g) divided by line (iii) (expressed as a percentage)				____%

     WITNESS my hand this ___ day of _____________________, 200__.

ROSS STORES, INC.

By:
Title: [Chief Financial Officer] or [Treasurer]

EXHIBIT F

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

Dated as of ____________

     Reference is made to the Amended and Restated Revolving Credit Agreement, dated as of March 31, 2004 (as amended, modified or otherwise supplemented, the “Agreement”), by and among Ross Stores, Inc. (the “Borrower”), the Banks under (and as defined in) the Agreement, and Fleet National Bank, as administrative agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement.

     ______________________ (the “Assignor”) and ______________________ (the “Assignee”) agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ________% interest in and to all the Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined).

     2. The Assignor (i) represents that it is legally authorized to enter into this Assignment and Assumption and that, as of the date hereof, its Revolving Credit Commitment Percentage is ___%, the aggregate outstanding balance of its Revolving Credit Loans is $_______; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any Guarantor, any other member of the Borrower Affiliated Group, or any other person which may be primarily or secondarily liable in respect of any of the Obligations or any of their respective obligations under the Agreement or the other Loan Documents or any other instrument or document delivered or executed pursuant thereto.

     3. The Assignee (i) represents and warrants that (a) it is an Eligible Assignee, (b) it is legally authorized to enter into this Assignment and Assumption, (c) the execution, delivery and performance of this Assignment and Assumption do not conflict with any provision of law or of the charter or by-laws of the Assignee, or of any agreement binding on the Assignee and (d) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.7 and 5.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (iii) agrees that it will, independently and without reliance upon the Assignor, any other Bank or the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and credit decisions in taking or not taking action under the Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Agreement and the other Loan Documents; and (v) agrees that it will perform all the obligations which by the terms of the Agreement are required to be performed by it as a Bank in accordance with the terms of the Agreement.

     4. The effective date for this Assignment and Assumption shall be _______________ (the "Effective Date"), provided, however, that on or before such date (i) this Assignment and Assumption shall have been executed and delivered by the parties hereto, (ii) executed copies hereof shall have been delivered to and consented to by the Administrative Agent and, if required, the Borrower, and (iii) the Assignor shall have paid to the Administrative Agent the fee required by Section 9.10(iv) of the Agreement. Following the execution of this Assignment and Assumption and, in accordance with Section 9.10(ii) of the Agreement, the consent thereto by the Administrative Agent and, if required, the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Revolving Credit Commitment Percentages of, and principal amount of the Loans owing to, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank for all purposes of the Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.

     5. Upon such acceptance and recording, from and after the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Bank thereunder, and (ii) provided that the Administrative Agent and, if required, the Borrower shall have approved the herein assignment pursuant to Section 9.10(ii) of the Agreement, the Assignor shall, with respect to that portion of its interest under the Agreement assigned hereunder, relinquish its rights and be released from its obligations under the Agreement accruing from and after the Effective Date; provided, however, that the Assignor shall retain its rights to be indemnified pursuant to Section 9.3 of the Agreement with respect to any claims or actions arising prior to the Effective Date.

     6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments directly between themselves with respect to payments by the Administrative Agent for periods prior to the Effective Date or otherwise with respect to the making of this assignment.

     7. THIS ASSIGNMENT AND ASSUMPTION IS INTENDED TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

     8. This Assignment and Assumption may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[signatures on next page]

     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Assumption to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

The Assignor:

[___________________________________]

By:
Title:

The Assignee:

[___________________________________]

By:
Title:

Notice Address of Assignee:

Attn:

Wire Instructions for Assignee:

CONSENTED TO:

The Administrative Agent

FLEET NATIONAL BANK

By:
Title:

The Borrower:

ROSS STORES, INC.

By:
Title:

EXHIBIT G

[FORM OF SUBSIDIARY GUARANTEE]

SUBSIDIARY GUARANTEE

     This SUBSIDIARY GUARANTEE (“Guarantee”), dated as of __________, by _____________, a ____________ corporation (the “Guarantor”) and a wholly-owned subsidiary of Ross Stores, Inc. (the “Borrower”), is in favor of Fleet National Bank, a national banking association, as administrative agent (the “Administrative Agent”) for itself and for the ratable benefit of the other lending institutions (collectively, the “Banks”) which are or may become parties to the Amended and Restated Revolving Credit Agreement dated as of March 31, 2004 (as from time to time amended, modified or otherwise supplemented and in effect, the “Loan Agreement”) by and among the Borrower, the Banks and the Administrative Agent. Capitalized terms used herein and defined in the Loan Agreement, but not defined herein, are used with the meanings ascribed to such terms in the Loan Agreement.

     WHEREAS, the Borrower has requested the Banks and the Administrative Agent to enter into the Loan Agreement pursuant to which the Banks will make loans and extend credit to the Borrower upon the terms and subject to the conditions set forth therein;

     WHEREAS, the Borrower and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

     WHEREAS, the Guarantor expects to receive substantial direct benefits from the making of loans and extensions of credit to the Borrower by the Banks pursuant to the Loan Agreement (which benefits are hereby acknowledged);

     WHEREAS, the Banks and the Administrative Agent are unwilling to enter into the Loan Agreement and to make any loans or to extend any credit thereunder unless the Guarantor shall execute and deliver to the Administrative Agent, for the benefit of the Banks and the Administrative Agent, a guarantee substantially in the form hereof; and

     WHEREAS, the Guarantor wishes to guarantee the Borrower’s obligations to the Banks and the Administrative Agent under or in respect of the Loan Agreement as provided herein;

     NOW, THEREFORE, the Guarantor hereby agrees with the Banks and the Administrative Agent as follows:

     1. Guarantee of Payment and Performance of Obligations. In consideration of the Banks’ extending credit or otherwise giving financial or banking facilities or accommodations to the Borrower, the Guarantor hereby unconditionally guarantees to the Administrative Agent and each Bank the due and punctual payment or performance of, at the place specified therefor, or if no place is specified, at the Administrative Agent’s head office at 100 Federal Street, Boston, Massachusetts 02110, (i) all Obligations under the Loan Agreement; and (ii) without limitation of the foregoing, all reasonable fees, costs and expenses incurred by the Administrative Agent or the Banks in attempting to collect or enforce any of the foregoing during the existence of an Event of Default (including without limitation the reasonable fees, costs and expenses of outside counsel and the allocated costs of in-house counsel), accrued in each case to the date of payment hereunder, whether before or after judgment, together with (iii) interest on all Obligations under the Loan Agreement from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest set forth in Section 2.15 of the Loan Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount (collectively the “Guaranteed Obligations” and each individually a “Guaranteed Obligation”). The Guaranteed Obligations shall include, without limitation, (x) all Obligations that would become due but for the operation of the automatic stay pursuant to Section 362(a) of the United States Code and the operation of Sections 502(b) and 506(b) of the United States Code and (y) any interest accruing after the commencement of Insolvency proceedings with respect to the Borrower regardless of whether such interest is allowed by the court having jurisdiction over such proceedings. This Guarantee is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of the Guaranteed Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Bank first attempt to collect any of the Guaranteed Obligations from the Borrower or resort to any security or other means of obtaining payment of any of the Guaranteed Obligations which the Administrative Agent or any Bank now has or may acquire after the date hereof or upon any other contingency whatsoever. Upon the occurrence and continuance of an Event of Default under the Loan Agreement, such Guaranteed Obligations shall, at the option of the Administrative Agent, become forthwith due and payable to the Administrative Agent for the account of the Bank or Banks owed the same without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions.

     2. Payments. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Loan Agreement, for the account of the Banks and the Administrative Agent. Without limiting the generality of the foregoing, the Guarantor’s obligations hereunder with respect to any Guaranteed Obligation shall not be discharged by a payment in a currency other than the currency in which the Guaranteed Obligation is denominated (the “Obligation Currency”) or at a place other than the place specified for the payment of the Guaranteed Obligation, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Obligation Currency and transferred to Boston, Massachusetts, U.S.A. under normal banking procedures does not yield the amount of Obligation Currency due thereunder.

     3. Taxes. All payments hereunder shall be made free and clear of, and without reduction by reason of, any Covered Taxes which are now or may hereafter be imposed, levied or assessed by any country, political subdivision or taxing authority on payments hereunder, or other payments unless required by law, and without setoff, recoupment or counterclaim, all of which will be for the account of and paid by the Guarantor. If for any reason any such reduction is made or any Covered Taxes are paid by the Administrative Agent or any Bank, the Guarantor will pay to the Administrative Agent for the account of the Administrative Agent or such Bank such additional amounts as may be necessary to ensure that the Administrative Agent or such Bank receives the same net amount which it would have received had no reduction been made or Covered Taxes paid.

     4. Administrative Agent; Application of Funds. This Guarantee has been delivered to the Administrative Agent and the Administrative Agent has been authorized to enforce this Guarantee on behalf of each of the Banks pursuant to the Loan Documents. All payments by the undersigned pursuant to this Guarantee shall be made to the Administrative Agent for the ratable benefit of the Banks and the Administrative Agent and, after the payment of all reasonable expenses as provided in this Guarantee and the Loan Agreement, shall be applied to the payment of the Guaranteed Obligations until the same are paid in full.

     5. Unlimited Liability of Guarantor. The liability of the Guarantor hereunder shall be unlimited and, as to the Guaranteed Obligations, shall be joint and several with the liability of each other party who has guaranteed or who will guarantee all or any part of the Guaranteed Obligations. The Administrative Agent shall have the absolute right to enforce the liability of the Guarantor hereunder without resort to any other right or remedy including any right or remedy under any other guarantee, and the release or discharge of any guarantor of all or any part of the Guaranteed Obligations shall not affect the continuing liability of the Guarantor hereunder.

     6. Effectiveness; Release. The obligations of the Guarantor under this Guarantee shall continue in full force and effect and shall remain in operation until all of the Obligations shall have been paid in full in cash, and shall continue to be effective or be reinstated, as the case may be, if at any time payment of any of the Obligations (or Guaranteed Obligations) is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of the Borrower, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability by reason of applicable bankruptcy laws, or any other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect, the Guaranteed Obligations, shall impair, affect, be a defense to or claim against the obligations of the Guarantor under this Guarantee. This Agreement shall become effective as to the Guarantor when a counterpart hereof executed on behalf of the Guarantor shall have been delivered to the Administrative Agent and thereafter shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Banks, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

     7. Set-off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Guaranteed Obligations, if an Event of Default shall have occurred and be continuing, the Administrative Agent and each Bank may at any time and from time to time, without notice to the Guarantor, set off the whole or any portion or portions of any or all deposits and other sums credited by or due from the Administrative Agent or such Bank to the Guarantor or subject to withdrawal by the Guarantor against amounts payable under this Guarantee, whether or not any other person or persons could also withdraw money therefrom.

     8. Unenforceability of Obligations Against Borrower; Invalidity of Security or Other Guaranties. If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranteed Obligations, or if any of the monies included in the Guaranteed Obligations have become irrecoverable from the Borrower by operation of law or for any other reason, this Guarantee shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal debtor on all such Guaranteed Obligations. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Guaranteed Obligation shall be immediately due and payable by the Guarantor. This Guarantee shall be in addition to any other guarantee or other security for the Guaranteed Obligations, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guarantee or security.

     9. No Fraudulent Conveyance. Notwithstanding any provision of this Guarantee to the contrary, it is intended that this Guarantee, and any liens and security interests that may hereafter be granted by the Guarantor to secure this Guarantee, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, the Guarantor agrees that if this Guarantee, or any liens or security interests hereafter securing this Guarantee, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Guarantee shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

     10. Representations, Warranties and Covenants. The Guarantor hereby represents, warrants, and covenants to and with the Administrative Agent that:

          10.1. Corporate Status. The Guarantor is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the power and authority to own its property, conduct its business as now being conducted and to make and perform this Guarantee and the transactions contemplated hereby, and is duly qualified to do business and is in good standing as a foreign corporation, limited liability company or other entity in each jurisdiction where the nature and extent of the business conducted by it, or property owned by it, and applicable law require such qualification, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect. The Guarantor is, and shall at all times be, a direct or indirect wholly-owned Subsidiary of the Borrower.

          10.2. Authorization. The execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and will not (a) require any consent or approval of any creditors, trustees for creditors or shareholders of the Guarantor, (b) contravene any provision of the charter or other formation documents, by-laws or other governing documents, of the Guarantor or any law, rule or regulation applicable to it, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the Guarantor, or (d) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of the Guarantor.

          10.3. Litigation. Except as disclosed to the Administrative Agent in writing prior to the execution hereof, no action, suit, investigation or proceeding is pending or known to be threatened against or affecting the Guarantor which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect.

          10.4. Absence of Default. The Guarantor is not in default under any provision of its charter or other formation documents, bylaws or other governing documents, any amendment of any thereof or of any material indenture relating to borrowed money or of any contract to which it is a party or by which it is bound or of any order, regulation, ruling or requirement of a court or regulatory authority by which it is bound except for defaults that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

          10.5. No Consents Required. No license, consent or approval of, or filing with, any governmental body or other regulatory authority is required for the making and performance of this Guarantee. The Guarantor holds all certificates and authorizations of all governmental agencies and authorities required by law to enable it to engage in the business currently transacted by it, except where the failure to hold any such certificate or authorization would not reasonably be expected to have a Material Adverse Effect.

          10.6. Survival of Representations and Warranties. All representations and warranties made herein shall survive until the Obligations are paid in full in cash.

          10.7. Covenants. (a) The Guarantor will not at any time after the date of this Guarantee create, assume, incur, or permit to exist, any Encumbrance in respect of any of its property, assets, income or revenues of any character, whether heretofore or hereafter acquired by it, except Permitted Encumbrances. (b) The Guarantor will give prompt notice to the Administrative Agent of any amendment to its charter or other formation documents, by-laws or other governing documents.

     11. Waivers by Guarantor; Banks’ Freedom to Act. To the fullest extent permitted by applicable law, the Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Bank with respect thereto. To the fullest extent permitted by applicable law, the Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations, and all suretyship defenses generally. The Administrative Agent and each Bank shall be at liberty, without giving notice to or obtaining the assent of the Guarantor and without relieving the Guarantor of any liability hereunder, to deal with the Borrower and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as the Administrative Agent or such Bank in its sole discretion deems fit. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Guaranteed Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Administrative Agent or any Bank to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranteed Obligations; (b) any extensions, compromise, refinancing, consolidation or renewals of any Guaranteed Obligation; (c) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Loan Agreement, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (d) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Guaranteed Obligation; (e) the adequacy of any rights which the Administrative Agent or any Bank may have against any collateral security or other means of obtaining repayment of any of the Guaranteed Obligations; (f) the impairment of any future collateral securing any of the Guaranteed Obligations, including without limitation the failure to perfect, preserve or enforce any rights which the Administrative Agent or any Bank might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (g) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to or consent of the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Bank from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Bank’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Bank.

     12. No Contest with Administrative Agent or Banks. So long as any Obligation remains unpaid or undischarged, the Guarantor will not, as a result of paying any sum recoverable hereunder (whether or not demanded by the Administrative Agent or the Banks or any of them) or by any means or on any other ground, exercise any rights against the Borrower or claim any set-off or counterclaim against the Borrower in respect of any liability of the Guarantor to the Borrower or seek contribution from any other guarantor or, in proceedings under applicable bankruptcy laws or insolvency proceedings of any nature, prove in competition with the Administrative Agent or any Bank in respect of any payment hereunder or be entitled to have the benefit of any counterclaim or proof of claim or dividend or payment by or on behalf of the Borrower or the benefit of any other security for any Guaranteed Obligation which, now or hereafter, the Administrative Agent or any Bank may hold or in which it may have any share. The Guarantor waives any benefit of and any right to participate in any collateral which may be held in the future by the Administrative Agent or any Bank. The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantor which arises as a result of the Guarantor’s payment of any sum recoverable hereunder is hereby subordinated to the payment in full of the Guaranteed Obligations. The Guarantor agrees that after the occurrence and continuance of any Event of Default in the payment or performance of the Guaranteed Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Administrative Agent and be paid over to the Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guarantee. The provisions of this Section 12 shall be supplemental to and not in derogation of any rights and remedies of the Banks and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor or any other guarantor for the benefit of the Banks and the Administrative Agent.

     13. Financial Condition of Borrower and Others. The Guarantor hereby assumes full responsibility for keeping itself informed of the financial condition of the Borrower, and any and all endorsers and other guarantors of any Loan Document and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, and the Guarantor hereby agrees that neither the Administrative Agent nor any Bank has any duty to advise the Guarantor of information known to the Administrative Agent or such Bank regarding such condition or any such circumstances. The Guarantor hereby acknowledges familiarity with the Borrower’s financial condition and has not relied on any statements by the Administrative Agent or any Bank in obtaining such information. In the event that the Administrative Agent or any Bank, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, neither the Administrative Agent nor such Bank shall be under any obligation (i) to undertake any investigation with respect thereto, (ii) to disclose any information which, pursuant to accepted or reasonable commercial finance practices, the Administrative Agent or such Bank wishes to maintain confidential or (iii) to make any other or future disclosures of such information, or any other information, to the Guarantor.

     14. Demands and Notices. Any demand to the Guarantor, and any notice to the Guarantor or the Administrative Agent, shall be in writing and shall be deemed to have been given (i) when delivered by hand, (ii) when sent by electronic facsimile transmission with confirmation of receipt if sent prior to 5:00 p.m. of the recipient’s prevailing time, and otherwise deemed to have been given on the next Business Day, (iii) three (3) Business Days after being sent certified mail, return receipt requested, and properly deposited in the mails, postage prepaid, or (iv) one (1) Business Day after being delivered to an overnight courier, addressed to such party at its address set forth on the signature page hereto (as to the Guarantor) or the address specified in the Loan Agreement (as to the Administrative Agent) or at any other address specified by the Guarantor or the Administrative Agent to the other in writing. Notwithstanding the foregoing, the Administrative Agent and the Banks shall have been deemed for all purposes to have delivered any notice required to be delivered to the Guarantor by this Agreement or otherwise, by sending such notification to the address set forth in the Loan Agreement for the “Borrower.”

     15. Amendments, Waivers, Etc. No provision of this Guarantee can be changed, waived, discharged or terminated except by an instrument in writing signed by the Administrative Agent and the Guarantor expressly referring to the provision of this Guarantee to which such instrument relates; and no such waiver shall extend to, affect or impair any right with respect to any obligation which is not expressly dealt with therein. No course of dealing or delay or omission on the part of the Administrative Agent or the Banks or any of them in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.

     16. Further Assurances. The Guarantor at its sole cost and expense agrees to do all such things and execute, acknowledge and deliver all such documents and instruments as the Administrative Agent from time to time may reasonably request in order to give full effect to this Guarantee.

     17. Successors and Assigns. This Guarantee shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Bank may assign or otherwise transfer the Loan Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Bank herein, all in accordance with Section 9.10 of the Loan Agreement. The Guarantor may not assign any of its obligations hereunder.

     18. Governing Law; Consent to Jurisdiction. THIS GUARANTEE AND ALL RIGHTS AND OBLIGATIONS HEREUNDER, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS). The Guarantor agrees that any suit for the enforcement of this Agreement may be brought in (i) the courts of the State of New York, or any federal court sitting in New York County in said state, and (ii) any appellate court to which appeals may be taken from any of the courts referred to in clause (i), and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified on the signature page hereof. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court. Anything hereinbefore to the contrary notwithstanding, the Administrative Agent or any Bank may sue the Guarantor in the courts of any other country, State of the United States or place where the Guarantor or any of the property or assets of the Guarantor may be found or in any other appropriate jurisdictions.

     19. WAIVER OF JURY TRIAL. THE GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTEE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS TO MAKE LOANS AND EXTEND CREDIT TO THE BORROWER.

     20. Miscellaneous Provisions. This Guarantee constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guarantee shall be in addition to any other guarantee of or collateral security for any of the Guaranteed Obligations. The invalidity or unenforceability of any one or more provisions of this Guarantee shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all terms used in this Guarantee shall be equally applicable to the singular and plural forms of such terms.

(Signature on next page)

     IN WITNESS WHEREOF, the undersigned Guarantor has caused this Guarantee to be executed by its duly authorized officer, all as of the date first above written.

[INSERT NAME OF GUARANTOR]

By:
Name:
Title:

Address of Guarantor for Notice:

Attn:

Fax No.: